                                 Schedule 14A
                                (Rule 14a-101)
                    Information Required In Proxy Statement
                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_] Confidential, For Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Under Rule 14a-12

                          Bank of America Corporation


--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


PAYMENT OF FILING FEE (Check the appropriate box):

[X]No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


   -----------------------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:


   -----------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   -----------------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:

   -----------------------------------------------------------------------------

    5) Total fee paid:

   -----------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount previously paid:

   -----------------------------------------------------------------------------

    2) Form, Schedule or Registration Statement No.:

   -----------------------------------------------------------------------------

    3) Filing party:

   -----------------------------------------------------------------------------

    4) Date filed:

   -----------------------------------------------------------------------------

      [LOGO] Bank of America /R/ Logo /SM/


         March 25, 2002

         Dear Stockholder:

         I am pleased to invite you to the Bank of America Corporation 2002 Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m., local time, on April 24, 2002, in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina. If you are unable to attend, you will be able to listen to the meeting and view our slide presentation over the Internet at www.bankofamerica.com/investor.

         Enclosed are a notice of matters to be voted on at the meeting, our proxy statement and a proxy card. We previously mailed you our 2001 Annual Report to Stockholders.

         Whether or not you plan to attend, please vote your shares in one of three ways: via Internet, telephone or mail. Instructions regarding Internet and telephone voting are included on the proxy card. If you choose to vote by mail, please mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. Your proxy may be revoked at any time before it is exercised as explained in the proxy statement.

         If you plan to attend and your shares are held in the name of a broker or other nominee, please bring with you a proxy or letter from the broker or nominee confirming your ownership.

         Sincerely yours,
         /s/ Kenneth D. Lewis
         Kenneth D. Lewis
         Chairman and Chief Executive Officer

                          BANK OF AMERICA CORPORATION
                       Bank of America Corporate Center
                        Charlotte, North Carolina 28255

         -------------------------------------------------------------
                 NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS
         -------------------------------------------------------------

The Annual Meeting of Stockholders of Bank of America Corporation will be held in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina, on Wednesday, April 24, 2002, at 10:00 a.m., local time.

At the meeting, stockholders will be asked to:

.. Elect 18 directors;

.. Ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants for 2002;

.. Approve the 2003 Key Associate Stock Plan;

.. Consider a stockholder proposal regarding the annual meeting location;

.. Consider a stockholder proposal regarding the nomination of directors;

.. Consider a stockholder proposal regarding future severance agreements; and

.. Consider any other business properly brought before the meeting.


The close of business on March 1, 2002 was the record date for determining stockholders entitled to vote at the Annual Meeting. In accordance with Delaware law, for 10 days prior to the Annual Meeting, a list of those stockholders will be available for inspection in the office of the Corporate Secretary, Bank of America Corporation, Bank of America Corporate Center, Charlotte, North Carolina. Such list also will be available at the Annual Meeting.

Please vote as soon as possible by: accessing the Internet site listed on the proxy card, calling the toll-free number listed on the proxy card or signing, dating and returning the proxy card in the enclosed postage-paid envelope.

By order of the Board of Directors:

/s/ Rachel R. Cummings
Rachel R. Cummings
Corporate Secretary

March 25, 2002

                               IMPORTANT NOTICE

                       Please Vote Your Shares Promptly

Table of Contents

  General Information about the Meeting..................................   1
  Item 1:  Election of Directors.........................................   2
         The Nominees....................................................   2
         Stock Ownership.................................................   6
         Section 16(a) Beneficial Ownership Reporting Compliance.........   8
         Certain Committees of the Board.................................   8
         Director Compensation...........................................   8
         Executive Compensation..........................................   9
              Summary Compensation Table.................................   9
              Option Grant Tables........................................  11
              Option Exercise Table......................................  13
              Retirement Plans...........................................  13
              Deferred Compensation Plan.................................  14
              Special Compensation Arrangements..........................  14
         Stock Performance Graphs........................................  16
         Compensation Committee Report...................................  17
         Compensation Committee Interlocks and Insider Participation.....  20
         Certain Transactions............................................  20
         Audit Committee Report..........................................  20
  Item 2:  Ratification of Independent Public Accountants................  21
  Item 3:  Approval of the 2003 Key Associate Stock Plan.................  21
  Items 4 through 6:  Stockholder Proposals..............................  27
  Proposals for the 2003 Annual Meeting of Stockholders..................  30
  Appendix A:  2003 Key Associate Stock Plan............................. A-1

                          BANK OF AMERICA CORPORATION
                       Bank of America Corporate Center
                        Charlotte, North Carolina 28255

                            ----------------------
                                PROXY STATEMENT
                            ----------------------

This proxy statement is being sent to you in connection with the solicitation of proxies by the Board of Directors of Bank of America Corporation for the 2002 Annual Meeting of Stockholders (the "Annual Meeting"). In this proxy statement, we refer to the Board of Directors as the "Board" and to Bank of America Corporation as the "Corporation." This proxy statement is being mailed to stockholders on or about March 25, 2002.

GENERAL INFORMATION ABOUT THE MEETING

Record Date. Only holders of record at the close of business on March 1, 2002 will be entitled to vote at the Annual Meeting. Holders of the Corporation's Common Stock (the "Common Stock"), 7% Cumulative Redeemable Preferred Stock, Series B (the "Series B Stock"), and ESOP Convertible Preferred Stock, Series C (the "ESOP Preferred Stock"), vote together without regard to class.

As of the record date of March 1, 2002, there were 1,536,219,076 shares of Common Stock, 7,926 shares of Series B Stock, and 1,483,324 shares of ESOP Preferred Stock entitled to vote at the Annual Meeting. Each share of Common Stock and Series B Stock is entitled to one vote, and each share of ESOP Preferred Stock is entitled to two votes.

Voting Your Proxy. Whether or not you plan to attend the Annual Meeting, you may vote your shares via Internet, telephone or mail as more fully described on the proxy card. If you properly submit a proxy without giving specific voting instructions, your shares will be voted, in accordance with the Board's recommendations, as follows:

"FOR:"

.. The election to the Board of the 18 nominees named in this proxy statement;

.. The ratification of the selection of PricewaterhouseCoopers LLP as independent public accountants for 2002; and

.. The approval of the 2003 Key Associate Stock Plan;

and "AGAINST:"

.. The stockholder proposal regarding the annual meeting location;

.. The stockholder proposal regarding the nomination of directors; and

.. The stockholder proposal regarding future severance agreements.

If other matters properly come before the Annual Meeting, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment.

Revoking Your Proxy. Your proxy may be revoked at any time before it is exercised, by submitting to the Corporate Secretary written notice of revocation, a properly executed proxy of a later date or by attending the Annual Meeting and voting in person.

Cost of Proxy Solicitation. The Corporation will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, the Corporation also may use some of its regular employees, who will not be specially compensated, to solicit proxies, either personally or by telephone, facsimile or written or electronic mail. In addition, the Corporation has agreed to pay Georgeson Shareholder Communications Inc. $17,500 plus expenses to assist it in solicit-ing proxies from banks, brokers and nominees. The Corporation also will reimburse banks, brokers and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners.

Votes Required to Hold the Annual Meeting. In order to hold the Annual Meeting, a majority of the aggregate voting power of the Common Stock, Series B Stock and ESOP Preferred Stock must be present in person or represented by proxy at the Annual Meeting. For purposes of determining the presence or absence of a quorum, the

Corporation intends to count shares present in person but not voting and shares for which it has received proxies but with respect to which holders thereof have withheld voting or abstained as present. Furthermore, shares represented by proxies returned by a broker holding such shares in nominee or "street" name will be counted as present for purposes of determining whether a quorum exists, even if such shares are not voted on matters where discretionary voting by the broker is not allowed ("broker non-votes").

Votes Required to Elect Directors and Adopt Other Proposals. Directors will be elected by a plurality of the votes cast. Withheld votes and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors. Approval of each of the other proposals requires the affirmative vote of a majority of the votes represented by the aggregate of all of the shares of Common Stock, Series B Stock and ESOP Preferred Stock cast with respect to each such matter. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on any such proposal.

Householding. The Securities and Exchange Commission recently approved a new rule concerning the delivery of annual disclosure documents. The rule allows the Corporation to send a single copy of the annual report and proxy statement to any household at which two or more stockholders reside if the Corporation believes the stockholders are members of the same family. This process, known as "householding," reduces the volume of duplicate information received at your household and helps to reduce the Corporation's expenses. The rule applies to the Corporation's annual reports and proxy statements. Each stockholder in the household will continue to receive a separate proxy card.

If you would like to receive your own set of the Corporation's annual disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of the Corporation's annual disclosure documents, follow these instructions:

   If your shares are registered in your own name, please contact our transfer agent, Mellon Investor Services, and inform them of your request by calling them at 1.800.642.9855 or writing to them at PO Box 3315, South Hackensack, NJ 07606-1915.

   If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

ITEM 1: ELECTION OF DIRECTORS

The Board has nominated all of the current directors for re-election at the Annual Meeting. Each director elected will serve until the next annual meeting of stockholders when his or her successor has been elected and qualified, or until the director's earlier resignation or removal. If any nominee is unable to stand for election for any reason, the persons appointed to vote the proxies may vote at the Annual Meeting for another person proposed by the Board, or the number of directors constituting the Board may be reduced.

The Nominees

Set forth below are each nominee's name, current principal occupation (which has continued for at least five years unless otherwise indicated) and certain other biographical information.

The Board recommends a vote "FOR" all of the nominees listed below for election as directors (Item 1 on the Proxy Card).

        [PHOTO OF JOHN R. BELK] JOHN R. BELK (43), President, Finance,
                                Systems and Operations, Belk, Inc.,
                                Charlotte, North Carolina, an operator
                                of retail department stores. He has
                                served in his present position since
                                May 1998 and is an officer and director
                                of various subsidiaries of Belk, Inc.
                                Prior to that time, he served as
                                President and Chief Operating Officer,
                                Belk Stores Services, Inc. from March
                                1997 to May 1998 and as Senior Vice
                                President, Operations, Belk Stores
                                Services, Inc. from March 1993 to March
                                1997. He has been a director of the
                                Corporation since April 2001 and is a
                                member of the asset quality review
                                committee. During the portion of 2001
                                in which Mr. Belk served as a director,
                                he attended all Board meetings and 4 of
                                5 meetings of the committee of the
                                Board on which he served. He also
                                serves as a director of Belk, Inc.,
                                Alltel Corporation and Ruddick
                                Corporation.

         [PHOTO OF CHARLES W. COKER] CHARLES W. COKER (68), Chairman, Sonoco
                                     Products Company, Hartsville, South
                                     Carolina, a manufacturer of paper and
                                     plastic products. He has been a
                                     director of the Corporation since 1969
                                     and is chair of the executive committee
                                     and a member of the corporate
                                     governance committee. During 2001, Mr.
                                     Coker attended all Board meetings and
                                     all meetings of the committees of the
                                     Board on which he served. He also
                                     serves as a director of Sonoco Products
                                     Company, Progress Energy, Inc. and Sara
                                     Lee Corporation.

           [PHOTO OF FRANK DOWD, IV] FRANK DOWD, IV (46), Chairman and Chief
                                     Executive Officer, Charlotte Pipe and
                                     Foundry Company, Charlotte, North
                                     Carolina, a manufacturer of cast iron
                                     and plastic pipe and fittings. He has
                                     been in his present position since
                                     September 1998 and prior thereto served
                                     as Senior Vice President. He has been a
                                     director of the Corporation since 2000
                                     and is a member of the audit committee.
                                     During 2001, Mr. Dowd attended all
                                     Board meetings and all meetings of the
                                     committee of the Board on which he
                                     served. He also serves as a director of
                                     Charlotte Pipe and Foundry Company.

    [PHOTO OF KATHLEEN F. FELDSTEIN] KATHLEEN F. FELDSTEIN (61), President,
                                     Economics Studies, Inc., Belmont,
                                     Massachusetts, a private consulting
                                     firm. She has been a director of the
                                     Corporation since 1998 and is a member
                                     of the asset quality review and
                                     contributions committees. During 2001,
                                     Dr. Feldstein attended all Board
                                     meetings and all meetings of the
                                     committees of the Board on which she
                                     served. She also serves as a director
                                     of BellSouth Corporation, Ionics,
                                     Incorporated, John Hancock Financial
                                     Services, Inc. and Knight-Ridder, Inc.

              [PHOTO OF PAUL FULTON] PAUL FULTON (67), Chairman, Bassett
                                     Furniture Industries, Inc.,
                                     Winston-Salem, North Carolina, a
                                     furniture manufacturer. He has been in
                                     his present position since August 1997
                                     and also served as Chief Executive
                                     Officer from August 1997 until April
                                     2000. He also served as Dean,
                                     Kenan-Flagler Business School,
                                     University of North Carolina from
                                     January 1994 until August 1997. He has
                                     been a director of the Corporation
                                     since 1993 and is a member of the
                                     compensation, corporate governance and
                                     executive committees. During 2001, Mr.
                                     Fulton attended 7 of 8 Board meetings
                                     and 17 of 18 meetings of the committees
                                     of the Board on which he served. He
                                     also serves as a director of Bassett
                                     Furniture Industries, Inc., Lowe's
                                     Companies, Inc. and Sonoco Products
                                     Company.

          [PHOTO OF DONALD E. GUINN] DONALD E. GUINN (69), Chairman
                                     Emeritus, Pacific Telesis Group, a
                                     telecommunications holding company. He
                                     has been a director of the Corporation
                                     since 1998 and is chair of the audit
                                     committee. During 2001, Mr. Guinn
                                     attended all Board meetings and all
                                     meetings of the committee of the Board
                                     on which he served. He also serves as a
                                     director of The Dial Corporation and
                                     Pacific LifeCorp.

      [PHOTO OF JAMES H. HANCE, JR.] JAMES H. HANCE, JR. (57), Vice Chairman
                                     and Chief Financial Officer, Bank of
                                     America Corporation, Charlotte, North
                                     Carolina. He also serves as Vice
                                     Chairman and a director of Bank of
                                     America, N.A. He has been a director of
                                     the Corporation since 1999. During
                                     2001, Mr. Hance attended all Board
                                     meetings. He also serves as a director
                                     of Caraustar Industries, Inc., EnPro
                                     Industries, Inc., Family Dollar Stores,
                                     Inc., Lance, Inc. and Summit Properties
                                     Inc.

           [PHOTO OF C. RAY HOLMAN] C. RAY HOLMAN (59), Chairman,
                                    Mallinckrodt Inc., St. Louis, Missouri,
                                    a provider of medical products. Mr.
                                    Holman also served as Chief Executive
                                    Officer of Mallinckrodt Inc. until
                                    October 2000. He has been a director of
                                    the Corporation since 1997 and is a
                                    member of the audit committee. During
                                    2001, Mr. Holman attended 7 of 8 Board
                                    meetings and 8 of 9 meetings of the
                                    committee of the Board on which he
                                    served. He also serves as a director of
                                    Mallinckrodt Inc. and The Laclede
                                    Group, Inc.

        [PHOTO OF KENNETH D. LEWIS] KENNETH D. LEWIS (54), Chairman,
                                    President and Chief Executive Officer,
                                    Bank of America Corporation, Charlotte,
                                    North Carolina. He has served as
                                    Chairman and Chief Executive Officer
                                    since April 2001 and as President since
                                    January 1999. He also served as
                                    President from October 1993 to October
                                    1998, as Chief Operating Officer from
                                    October 1999 to April 2001 and as
                                    President, Consumer and Commercial
                                    Banking, from October 1998 to January
                                    1999. He also serves as Chairman,
                                    President, Chief Executive Officer, and
                                    a director of Bank of America, N.A. He
                                    has been a director of the Corporation
                                    since 1999 and is a member of the
                                    executive committee. During 2001, Mr.
                                    Lewis attended all Board meetings and
                                    all meetings of the committee of the
                                    Board on which he served. He also
                                    serves as a director of Health
                                    Management Associates, Inc. and Lowe's
                                    Companies, Inc.

        [PHOTO OF WALTER E. MASSEY] WALTER E. MASSEY (63), President,
                                    Morehouse College, Atlanta, Georgia. He
                                    has been a director of the Corporation
                                    since 1998 and is a member of the asset
                                    quality review and contributions
                                    committees. During 2001, Dr. Massey
                                    attended 7 of 8 Board meetings and 8 of
                                    9 meetings of the committees of the
                                    Board on which he served. He also
                                    serves as a director of BP p.l.c.,
                                    McDonald's Corporation and Motorola,
                                    Inc.

      [PHOTO OF C. STEVEN McMILLAN] C. STEVEN McMILLAN (56), Chairman,
                                    President and Chief Executive Officer,
                                    Sara Lee Corporation, Chicago,
                                    Illinois, a global consumer packaged
                                    goods company. He has served as
                                    Chairman since October 2001, as Chief
                                    Executive Officer since July 2000 and
                                    as President since 1997. He also served
                                    as Chief Operating Officer from 1997 to
                                    July 2000. He has been a director of
                                    the Corporation since April 2001 and is
                                    a member of the corporate governance
                                    committee. During the portion of 2001
                                    in which Mr. McMillan served as a
                                    director, he attended all Board
                                    meetings and all meetings of the
                                    committee of the Board on which he
                                    served. He also serves as a director of
                                    Sara Lee Corporation, Monsanto Company
                                    and Pharmacia Corporation.

    [PHOTO OF PATRICIA E. MITCHELL] PATRICIA E. MITCHELL (59), President
                                    and Chief Executive Officer, Public
                                    Broadcasting Service, Alexandria,
                                    Virginia, a noncommercial broadcasting
                                    service. She has served in her present
                                    position since March 2000 and prior
                                    thereto served as President, CNN
                                    Productions and Time Inc. Television, a
                                    division of Time Warner, Inc.,
                                    successor by merger to Turner
                                    Broadcasting System, Inc. She has been
                                    a director of the Corporation since
                                    April 2001 and is a member of the audit
                                    committee. During the portion of 2001
                                    in which Ms. Mitchell served as a
                                    director, she attended all Board
                                    meetings and all meetings of the
                                    committee of the Board on which she
                                    served.

    [PHOTO OF O. TEMPLE SLOAN, JR.] O. TEMPLE SLOAN, JR. (63), Chairman and
                                    Chief Executive Officer, General Parts,
                                    Inc., Raleigh, North Carolina, a
                                    distributor of automotive replacement
                                    parts. He has been a director of the
                                    Corporation since 1996 and is chair of
                                    the compensation committee and a member
                                    of the executive committee. During
                                    2001, Mr. Sloan attended all Board
                                    meetings and all meetings of the
                                    committees of the Board on which he
                                    served. He also serves as a director of
                                    General Parts, Inc., as Chairman of the
                                    Board of Highwoods Properties, Inc. and
                                    as a director of Acktion Corporation
                                    and Southern Equipment Company.

              [PHOTO OF MEREDITH R. SPANGLER] MEREDITH R. SPANGLER (64), Trustee and
                                              Board Member, Charlotte, North
                                              Carolina. She is a director of C. D.
                                              Spangler Construction Company and
                                              Chairman of the Board of the C. D.
                                              Spangler Foundation. She has served on
                                              the Wellesley College Board of Trustees
                                              since 1989. She has been a director of
                                              the Corporation since 1988 and is chair
                                              of the contributions committee and a
                                              member of the compensation and
                                              corporate governance committees. During
                                              2001, Mrs. Spangler attended all Board
                                              meetings and all meetings of the
                                              committees of the Board on which she
                                              served.

                   [PHOTO OF ROBERT TOWNSEND] RONALD TOWNSEND (60), Communications
                                              Consultant, Jacksonville, Florida. He
                                              has been in his present position since
                                              September 1997 and prior thereto served
                                              as Chairman, US FiberOptics
                                              Corporation, a provider of fiber optics
                                              technology, from October 1996 to
                                              September 1997. He has been a director
                                              of the Corporation since 1993 and is a
                                              member of the audit committee. During
                                              2001, Mr. Townsend attended 7 of 8
                                              Board meetings and all meetings of the
                                              committee of the Board on which he
                                              served. He also serves as a director of
                                              Alltel Corporation, Rayonier Inc. and
                                              Winn-Dixie Stores, Inc.

                [PHOTO OF PETER V. UEBERROTH] PETER V. UEBERROTH (64), Managing
                                              Director, The Contrarian Group, Inc.,
                                              Newport Beach, California, an
                                              investment and management company. He
                                              also is an owner and co-chairman of
                                              Pebble Beach Company. He has been a
                                              director of the Corporation since June
                                              2001 and is a member of the asset
                                              quality review committee. During the
                                              portion of 2001 in which Mr. Ueberroth
                                              served as a director, he attended 3 of
                                              4 Board meetings and 3 of 4 meetings of
                                              the committee of the Board on which he
                                              served. He serves as chairman of
                                              Ambassadors International, Inc. and as
                                              a director of The Coca-Cola Company,
                                              Hilton Hotels Corporation and McLeodUSA
                                              Incorporated.

                    [PHOTO OF JACKIE M. WARD] JACKIE M. WARD (63), Outside Managing
                                              Director, Intec Telecom Systems PLC,
                                              Atlanta, Georgia, a telecommunications
                                              software company. She has been in her
                                              present position since December 2000.
                                              She served as Chairman, Computer
                                              Generation Incorporated, from May 2000
                                              to December 2000 and as President and
                                              Chief Executive Officer from October
                                              1968 to May 2000. She has been a
                                              director of the Corporation since 1994
                                              and is chair of the asset quality
                                              review committee. During 2001, Ms. Ward
                                              attended all Board meetings and all
                                              meetings of the committee of the Board
                                              on which she served. She also serves as
                                              a director of Equifax, Inc., Flowers
                                              Industries, Inc., Matria Healthcare,
                                              Inc., PRG-Schultz International, Inc.,
                                              PTEK Holdings, Inc., Sanmina-SCI
                                              Corporation, SYSCO Corporation and
                                              Trigon Healthcare, Inc.

                [PHOTO OF VIRGIL R. WILLIAMS] VIRGIL R. WILLIAMS (62), Chairman and
                                              Chief Executive Officer, Williams Group
                                              International, Inc., Stone Mountain,
                                              Georgia, an industrial and
                                              environmental contracting company. He
                                              has been a director of the Corporation
                                              since 1996 and is chair of the
                                              corporate governance committee and a
                                              member of the compensation and
                                              executive committees. During 2001, Mr.
                                              Williams attended 7 of 8 Board meetings
                                              and 15 of 16 meetings of the committees
                                              of the Board on which he served.

Stock Ownership

As of December 31, 2001, the Corporation had three classes of voting securities: the Common Stock, the Series B Stock and the ESOP Preferred Stock. As of such date, the Corporation did not know of any person who beneficially owned 5% or more of the Common Stock or the ESOP Preferred Stock. The following table sets forth, as of December 31, 2001, the name and address of each beneficial owner known to the Corporation to own more than 5% of the Series B Stock.

 Name and Address                               Amount and Nature      Percent
 of Beneficial Owner                       of Beneficial Ownership (1) of Class
 -------------------                       --------------------------- --------
 Carolyn C. Glassman & Albert Irl Dubinsky
   TR UA Apr 8 82
   Carolyn Glassman Trust
   1815 Locust Street
   St. Louis, MO 63103....................        2,018 shares          25.46%
 Helen Lucille Powers
   835 North 27th Street
   Mount Vernon, IL 62864.................          975 shares          12.30%

--------
(1) All shares of Series B Stock indicated in the above table are subject to the sole investment and voting power of the named individuals.

As of December 31, 2001, no executive officer or director of the Corporation owned any shares of the Series B Stock.

The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of December 31, 2001 by: (i) each director;
(ii) each executive officer named in the Summary Compensation Table; and (iii) all directors and executive officers as a group.

                                                           Amount and Nature
Name                                            of Beneficial Ownership (1)(2)(3)(4)(5)
----                                            ---------------------------------------
John R. Belk (6)...............................                   24,456
Amy Woods Brinkley (7).........................                  509,963
Edward J. Brown III (8)........................                  656,182
Charles W. Coker (9)...........................                  110,173
Richard M. DeMartini (10)......................                  208,914
Frank Dowd, IV (11)............................                    6,128
Kathleen F. Feldstein (12).....................                   26,137
Paul Fulton (13)...............................                   22,323
Donald E. Guinn (14)...........................                   38,911
James H. Hance, Jr. (15).......................                1,793,949
C. Ray Holman..................................                   10,354
Kenneth D. Lewis (16)..........................                1,758,084
Walter E. Massey...............................                    7,942
Hugh L. McColl, Jr. (17).......................                2,785,677
C. Steven McMillan.............................                    5,655
Patricia E. Mitchell...........................                      655
O. Temple Sloan, Jr. (18)......................                   47,898
Meredith R. Spangler (19)......................               16,013,619
R. Eugene Taylor (20)..........................                  520,602
Ronald Townsend................................                    2,423
Peter V. Ueberroth (21)........................                    2,000
F. William Vandiver, Jr. (22)..................                  909,675
Jackie M. Ward.................................                   14,870
Virgil R. Williams.............................                  785,862
All directors and executive officers as a group
  (25 persons) (23)............................               26,609,761

--------
 (1) Each director and executive officer beneficially owned less than 1% of the shares of Common Stock outstanding, other than Mrs. Spangler who beneficially owned 1.03%. All directors and executive officers as a group beneficially owned approximately 1.71% of the shares of Common Stock outstanding.
 (2) All shares of Common Stock indicated in the table are subject to the sole investment and voting power of the directors and executive officers, except as otherwise set forth in the footnotes below.
 (3) As of December 31, 2001, none of the listed individuals beneficially owned shares of ESOP Preferred Stock, except Mr. Taylor, who owned 227 shares of ESOP Preferred Stock, and Messrs. Brown, Hance, Lewis and

    Vandiver and Ms. Brinkley, each of whom owned 277 shares of ESOP Preferred Stock, which is less than 1% of the outstanding shares of ESOP Preferred Stock. All executive officers as a group owned 1,612 shares of ESOP Preferred Stock, which is less than 1% of the outstanding shares of ESOP Preferred Stock. All of the shares of ESOP Preferred Stock outstanding are held of record by State Street Bank and Trust Company, as trustee of the Leveraged Trust Agreement under The Bank of America 401(k) Plan. The trustee votes shares of ESOP Preferred Stock that have been allocated to individual accounts in accordance with the participants' instructions.
 (4) Includes the following number of units of Common Stock equivalents credited to the following nonemployee directors under the Bank of America Corporation Director Deferral Plan (the "Director Deferral Plan") as of December 31, 2001: Mr. Coker, 1,397 shares; Dr. Feldstein, 14,497 shares; Mr. Fulton, 6,253 shares; Mr. Guinn, 19,921 shares; Mr. Holman, 5,197 shares; Dr. Massey, 7,118 shares; Mr. Sloan, 674 shares; Mrs. Spangler, 11,807 shares; and Ms. Ward, 11,758 shares; and all directors as a group, 78,622 shares. These units, which are held in individual accounts in each director's name, will be paid in cash upon the director's retirement based on the fair market value of the Common Stock at that time. See "Director Compensation."
 (5) Includes restricted stock units awarded under the Bank of America Corporation Key Employee Stock Plan (the "Stock Plan") as of December 31, 2001, to the following executive officers: Mr. Brown, 9,320 units; Mr. Hance, 300,000 units; Mr. Lewis, 300,000 units; and all executive officers as a group, 609,320 units. Each unit has a value equal to the fair market value of a share of Common Stock and receives dividend equivalents but does not have any voting rights.
 (6) Includes 23,173 shares of Common Stock over which Mr. Belk shares voting and investment power.
 (7) Includes 490,000 shares of Common Stock which Ms. Brinkley could acquire within 60 days after December 31, 2001 through the exercise of stock options.
 (8) Includes 530,000 shares of Common Stock which Mr. Brown could acquire within 60 days after December 31, 2001 through the exercise of stock options.
 (9) Includes 93,000 shares of Common Stock owned by Mr. Coker's wife over which he shares voting and investment power.
(10) Includes 103,334 shares of Common Stock which Mr. DeMartini could acquire within 60 days after December 31, 2001 through the exercise of stock options.
(11) Includes 1,800 shares of Common Stock over which Mr. Dowd disclaims beneficial ownership.
(12) Includes 2,263 shares of Common Stock owned by Dr. Feldstein's husband over which she shares voting and investment power.
(13) Includes 200 shares of Common Stock owned by Mr. Fulton's wife over which he disclaims beneficial ownership.
(14) Mr. Guinn shares voting and investment power over these shares of Common Stock.
(15) Includes 4,000 shares of Common Stock held jointly with Mr. Hance's wife over which he shares voting and investment power, and 1,190,000 shares of Common Stock which Mr. Hance could acquire within 60 days after December 31, 2001 through the exercise of stock options. Does not include 4,000 shares of Common Stock held by his wife over which he disclaims beneficial ownership.
(16) Includes 1,190,000 shares of Common Stock which Mr. Lewis could acquire within 60 days after December 31, 2001 through the exercise of stock options.
(17) Includes 1,550,000 shares of Common Stock which Mr. McColl could acquire within 60 days after December 31, 2001 through the exercise of stock options. Also includes 586,818 restricted stock units that are fully vested and payable in ten annual installments.
(18) Includes 400 shares of Common Stock over which Mr. Sloan shares voting and investment power.
(19) Includes 15,980,236 shares of Common Stock owned by Mrs. Spangler's husband, certain other family members for whom Mrs. Spangler's husband acts in a fiduciary capacity, and C. D. Spangler Construction Company, Golden Eagle Industries, Inc., C. D. Spangler Foundation, Delcap, Inc. and Delcor, Inc., all of which are parties related to Mrs. Spangler's husband, over which Mrs. Spangler shares voting and investment power.
(20) Includes 451,000 shares of Common Stock which Mr. Taylor could acquire within 60 days after December 31, 2001 through the exercise of stock options.
(21) Mr. Ueberroth shares voting and investment power over these shares of Common Stock.
(22) Includes 770,000 shares of Common Stock which Mr. Vandiver could acquire within 60 days after December 31, 2001 through the exercise of stock options.

(23) Includes 6,601,956 shares of Common Stock which such persons could acquire within 60 days after December 31, 2001 through the exercise of stock options. Of these 26,609,761 shares of Common Stock, such persons had sole voting and investment power over 10,481,437 shares of Common Stock and shared voting or investment power or both over 16,128,324 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Corporation's directors and certain of its officers to file reports with the Securities and Exchange Commission indicating their holdings of, and transactions in, the Corporation's equity securities. Based solely on a review of the copies of such reports it received, and written representations from reporting persons, the Corporation believes that, during 2001, its reporting persons complied with all Section 16(a) filing requirements, except as follows. Richard M. DeMartini filed a late Form 4 relating to two purchases of Common Stock aggregating 580 shares. These purchases were effected in a managed account without Mr. DeMartini's approval. In addition, Barbara J. Desoer filed a late Form 4 reflecting the exercise of an option to purchase 204 shares of Common Stock.

Certain Committees of the Board

The committees of the Board include the following:

The audit committee consists of five directors who are not officers of the Corporation or of a subsidiary ("Nonemployee Directors"). The audit committee reviews the scope and coverage of the internal audit, external audit, and credit review activities. The committee also reviews annually, together with management, the independent public accountant and the Corporation's general auditor, the contents and conclusions of the audited financial statements. In addition, the committee recommends a qualified firm of independent public accountants for approval by the Board and ratification by the stockholders. During 2001, the committee held nine meetings.

The compensation committee, which consists of four Nonemployee Directors, provides overall guidance with respect to the establishment, maintenance and administration of the compensation programs and employee benefit plans of the Corporation. The committee also monitors the salary administration program and reviews and approves salary changes and promotions for executive officers. The joint recommendations of the compensation committee and the executive committee as to compensation of the Chief Executive Officer and any of the Corporation's executive officers who are also directors of the Corporation are subject to approval by the Board. During 2001, the committee held five meetings.

The corporate governance committee, which consists of five Nonemployee Directors, develops the policy on the size and compensation of the Board, reviews potential candidates for Board membership and recommends nominees to the Board. The committee also reviews management succession plans and submits appropriate recommendations thereon to the Board. In the event of a vacancy in the office of the Chief Executive Officer, the committee, in conjunction with the executive committee, will recommend a successor to the full Board. The committee will also consider, at its regularly scheduled meetings, those recommendations by stockholders that are submitted, along with biographical and business experience information, to the Chief Executive Officer. During 2001, the committee held five meetings.

Director Compensation

In 2001, the compensation for each Nonemployee Director included an annual retainer of $90,000. Under the Directors' Stock Plan, $36,000 of the annual retainer was paid in shares of Common Stock and the remaining $54,000 was paid in cash. In addition, Nonemployee Directors received an attendance fee of $1,500 for each meeting of the Board or committee of the Board. During 2001, there were eight meetings of the Board. The aggregate amount paid by the Corporation to Nonemployee Directors during 2001 under these arrangements was $1,809,000.

Also in 2001, each of three Nonemployee Directors (Dr. Feldstein and Messrs. Fulton and Sloan) received $50,000 to compensate them for the significant time commitment involved with service on a special committee conducting a review of potential claims pertaining to D.E. Shaw and related matters.

Under the Director Deferral Plan, Nonemployee Directors could elect during 2001 to defer payment of their annual retainer and attendance fees until they leave the Board. In that case, shares of Common Stock would not be issued under the Directors' Stock Plan, but instead would be credited to an account in the Nonemployee Director's name as a phantom stock unit. Subject to the terms of the Director Deferral Plan, these units will ultimately be paid in cash to the Nonemployee Director following his or her retirement from the Board (either in a single payment or installments, at the director's election) based on the fair market value of the Common Stock. There are no voting rights associated with these units.

During 2001, the Corporation paid an aggregate of $393,500 to 19 retired directors under the previously terminated NationsBank Corporation and Designated Subsidiaries Directors' Retirement Plan.

In December 2001, the Board approved an amendment to the Directors' Stock Plan, effective at the Annual Meeting, adding a stock option feature for Nonemployee Directors. Under this stock option feature, each Nonemployee Director serving as of the date of each annual stockholders meeting will receive a nonqualified stock option for 4,000 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the grant date, a ten-year term and a one-year vesting requirement. The Board also approved an increase in the annual retainer to $100,000 effective at the Annual Meeting. Under the Directors' Stock Plan, $40,000 of the annual retainer will be payable in shares of Common Stock and the remaining $60,000 will be paid in cash.

Executive Compensation

Summary Compensation Table. The following table sets forth the compensation paid to the named individuals for services rendered to the Corporation and its subsidiaries during the periods indicated.

                                                                           Long Term
                                                                          Compensation
                                                                   -----------------------
                                        Annual Compensation                  Awards
                                  -----------------------------    -----------------------
                                                         Other     Restricted    Securities
                                                         Annual      Stock       Underlying    All Other
          Name and                 Salary     Bonus   Compensation   Awards       Options     Compensation
     Principal Position      Year    $          $         $(1)        $(2)         (#)(3)          $
     ------------------      ---- --------- --------- ------------ ----------    ----------   ------------
Kenneth D. Lewis             2001 1,333,333 5,200,000        --             0      750,000      150,331(4)
 Chairman and                2000 1,000,000 1,500,000        --             0            0      122,946
 Chief Executive Officer     1999 1,000,000 1,500,000        --    22,350,000    1,000,000      102,693

James H. Hance, Jr.          2001 1,166,667 3,600,000        --             0      450,000      154,195(4)
 Vice Chairman and           2000 1,000,000 1,500,000        --             0            0      142,115
 Chief Financial Officer     1999 1,000,000 1,500,000        --    22,350,000    1,000,000      115,426

Richard M. DeMartini(5)      2001   423,611 3,400,000        --     1,978,554(6)   520,000(7)         0
 President, Asset
 Management

Edward J. Brown III(5)       2001   700,000 2,750,000   876,695(8)  1,545,779(6)   250,000       85,000(4)
 President, Global           2000   700,000 1,125,000   864,330(8)    474,295(6)   300,000       55,750
 Corporate and
 Investment Banking

F. William Vandiver, Jr.     2001   933,333 1,800,000        --             0      300,000      136,241(4)
 Corporate Risk              2000   800,000 1,500,000        --             0      330,000      115,815
 Management Executive        1999   800,000 1,500,000        --     6,050,000      300,000       86,070

Amy Woods Brinkley(5)        2001   700,000 1,300,000        --             0      250,000       75,000(4)
 Chairman, Credit Policy and
 Deputy Corporate Risk
 Management Executive

R. Eugene Taylor(5)          2001   700,000 1,250,000   218,806(9)          0      250,000       85,000(4)
 President, Consumer and
 Commercial Banking

Hugh L. McColl, Jr.(10)      2001   500,000         0        --             0            0      240,439(4)
 Former Chairman and         2000 1,500,000 2,500,000        --             0            0      370,848
 Chief Executive Officer     1999 1,250,000 2,500,000        --    44,700,000    1,400,000      319,442

--------
(1) Excludes perquisites and other personal benefits that, in the aggregate, do not exceed $50,000 for any year.

(2) As of December 31, 2001, the named executive officers held the following number of shares of restricted stock and restricted stock units with the following values (based on the closing price of $62.95 per share on December 31, 2001): Mr. Lewis -- 380,000 shares valued at $23,921,000; Mr.
    Hance -- 380,000 shares valued at $23,921,000; Mr. DeMartini -- 0 shares; Mr. Brown -- 28,546 shares valued at $1,796,971; Mr. Vandiver --33,333 shares valued at $2,098,312; Ms. Brinkley -- 12,676 shares valued at $797,954; Mr. Taylor -- 14,014 shares valued at $882,181; and Mr.
    McColl -- 0 shares.

(3) Beginning in calendar year 2000, stock option grants reported for each year include grants made the following year for performance in the year indicated.

(4) For 2001, consists of matching contributions by the Corporation under certain defined contribution plans (Mr. Lewis -- $116,667; Mr.
    Hance -- $108,333; Mr. Brown -- $85,000; Mr. Vandiver -- $96,667; Ms.
    Brinkley --$75,000; Mr. Taylor -- $85,000; and Mr. McColl -- $75,000) and
    the value of certain premiums paid by the Corporation under split dollar life insurance arrangements (Mr. Lewis -- $33,664; Mr. Hance -- $45,862; Mr. Vandiver -- $39,574; and Mr. McColl -- $165,439).

(5) Mr. DeMartini, Ms. Brinkley and Mr. Taylor were not executive officers of the Corporation in 2000 and 1999. Mr. Brown was not an executive officer in 1999.


(6) On February 15, 2002, the Corporation granted restricted stock units to certain of the named executive officers (Mr. DeMartini -- 32,542 shares and Mr. Brown -- 25,424 shares) as part of their 2001 annual incentive award under the Corporation's Equity Incentive Program (described in the Compensation Committee Report). The value for these units is based on the closing price of $60.80 per share on February 15, 2002. On February 15, 2001, the Corporation granted 9,320 restricted stock units to Mr. Brown as part of his 2000 annual incentive award under the Corporation's Equity Incentive Program. The value shown for these units is based on the closing price of $50.89 per share on February 15, 2001. Restricted stock units for these executives become vested in three equal installments on the first three anniversaries of the grant date. The executives have the right to receive dividend equivalents on these units prior to payment as if the units were actual shares of Common Stock. These units will be payable in shares of Common Stock in the year following termination of employment.

(7) Mr. DeMartini received a stock option grant covering 310,000 shares on March 1, 2001 in connection with his accepting employment with the Corporation, and he received a stock option grant in February 2002 covering 210,000 shares for calendar year 2001 performance, all in accordance with his employment agreement discussed on page 15.

(8) In connection with Mr. Brown's relocation to San Francisco in 1998, the Corporation agreed to advance funds to secure appropriate housing. In connection with his subsequent relocation to Charlotte in 2001, his house was sold and the advance was repaid in full. The amount shown for 2000 represents imputed interest and other expenses related to the San Francisco relocation. The amount shown for 2001 consists of imputed interest and other expenses of $717,136 related to the San Francisco relocation and $159,559 in expenses related to the Charlotte relocation.

(9) Includes relocation expenses in the amount of $217,306.

(10) Mr. McColl retired as Chairman and Chief Executive Officer in April 2001.

Option Grant Tables. The following two tables show the number and value of stock option grants: Table 1 shows grants made in 2001 (including grants made in February 2002 related to 2001 performance) and Table 2 shows grants made in 2000 (including grants made in February 2001 related to 2000 performance). This reporting of stock option grants by performance year reflects a change in past practice of the Corporation consistent with certain changes in the general executive compensation policies of the Corporation discussed in the Compensation Committee Report.

                                    Table 1

                        Option Grants Made in 2001 (1)

                                                   Individual Grants
                         ----------------------------------------------------------------------
                         Number of Securities  Percent of Total    Exercise                     Grant Date
                              Underlying      Options Granted to     Price        Expiration     Present
Name                     Options Granted (#)  Employees in 2001  ($ per Share)       Date       Value $(2)
----                     -------------------- ------------------ ------------- ---------------- -----------
Kenneth D. Lewis               750,000               1.38%          $61.36     February 1, 2012 $10,858,575
James H. Hance, Jr.            450,000               0.83%          $61.36     February 1, 2012 $ 6,515,145
Richard M. DeMartini           210,000               0.39%          $61.36     February 1, 2012 $ 3,040,401
                               310,000(3)            0.57%          $49.34        March 1, 2011 $ 3,249,641
Edward J. Brown III            250,000               0.46%          $61.36     February 1, 2012 $ 3,619,525
F. William Vandiver, Jr.       300,000               0.55%          $61.36     February 1, 2012 $ 4,343,430
Amy Woods Brinkley             250,000               0.46%          $61.36     February 1, 2012 $ 3,619,525
R. Eugene Taylor               250,000               0.46%          $61.36     February 1, 2012 $ 3,619,525
Hugh L. McColl, Jr.                 --                 --               --                   --          --

(1) Includes grants made in February 2002 for performance in 2001. Grants made in February 2001 for performance in 2000 are shown in Table 2.

   All options: (i) are nonqualified; (ii) have an exercise price equal to the fair market value on the date of grant; (iii) have a 10-year term; (iv) vest 50% after the stock appreciates $15 per share above the exercise price and vest the remaining 50% after the stock appreciates $30 per share above the exercise price; and vest 100% on the fourth anniversary of the grant date if these performance-based goals are not met; (v) are transferable to immediate family members and certain estate planning entities; (vi) continue to be exercisable following termination of employment in certain circumstances; and (vii) are otherwise subject to the terms and provisions of the Stock Plan.

(2) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was used to estimate the Grant Date Present Value assuming (i) an expected volatility of 0.2691; (ii) an expected dividend yield of 3.91%; (iii) a risk-free interest rate of 5.15%;
    (iv) an option term of seven years; and (v) no discounts for nontransferability or risk of forfeiture. This is a theoretical value for stock options. The actual value of the options will depend on the market value of Common Stock when the options are exercised.

(3) These options were granted to Mr. DeMartini on March 1, 2001 in connection with his accepting employment with the Corporation. Material terms of the grant and assumptions used in the Black-Scholes option pricing model are consistent with the February 2001 grants described in footnotes 1 and 2 of Table 2 below.

                                    Table 2

                        Option Grants Made in 2000 (1)

                                                   Individual Grants
                         ----------------------------------------------------------------------
                         Number of Securities  Percent of Total    Exercise                     Grant Date
                              Underlying      Options Granted to     Price        Expiration      Present
Name                     Options Granted (#)  Employees in 2000  ($ per Share)       Date       Value $ (2)
----                     -------------------- ------------------ ------------- ---------------- -----------
Kenneth D. Lewis                 --                   --              --              --            --
James H. Hance, Jr.              --                   --              --              --            --
Richard M. DeMartini (3)         --                   --              --              --            --
Edward J. Brown III            300,000               0.56%          $53.28     February 1, 2011 $3,395,940
F. William Vandiver, Jr.       330,000               0.61%          $53.28     February 1, 2011 $3,735,534
Amy Woods Brinkley (3)           --                   --              --              --            --
R. Eugene Taylor (3)             --                   --              --              --            --
Hugh L. McColl, Jr.              --                   --              --              --            --

(1) Includes grants made in February 2001 for performance in 2000.

   All options: (i) are nonqualified; (ii) have an exercise price equal to the fair market value on the date of grant; (iii) have a 10-year term; (iv) vest in three equal annual installments beginning on the first anniversary of the grant date; (v) are transferable to immediate family members and certain estate planning entities; (vi) continue to be exercisable following termination of employment in certain circumstances; and (vii) are otherwise subject to the terms and provisions of the Stock Plan.

(2) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was used to estimate the Grant Date Present Value assuming (i) an expected volatility of 0.2668; (ii) an expected dividend yield of 4.50%; (iii) a risk-free interest rate of 5.05%;
    (iv) an option term of seven years; and (v) no discounts for nontransferability or risk of forfeiture. This is a theoretical value for stock options. The actual value of the options will depend on the market value of Common Stock when the options are exercised.

(3) Mr. DeMartini, Ms. Brinkley and Mr. Taylor were not executive officers of the Corporation in 2000.

Option Exercise Table. The following table shows information regarding the value of options exercised during 2001 and certain information about unexercised options at year-end.

      Aggregated Option Exercises in 2001 and 2001 Year-End Option Values

                                                       Number of Securities
                                                      Underlying Unexercised   Value of Unexercised In-the-
                              Options Exercised             Options on               Money Options on
                                 During 2001           December 31, 2001 (#)     December 31, 2001 ($)(1)
                         --------------------------- ------------------------- ----------------------------
                            Shares
                         Acquired On  Value Realized
Name                     Exercise (#)     ($)(2)     Exercisable Unexercisable Exercisable    Unexercisable
----                     ------------ -------------- ----------- ------------- -----------    -------------
Kenneth D. Lewis                 0             0      1,190,000     600,000    14,455,000               0
James H. Hance, Jr.              0             0      1,190,000     600,000    14,455,000               0
Richard M. DeMartini             0             0              0     310,000             0       4,219,100
Edward J. Brown III              0             0        380,000     400,000     7,953,125       4,352,250
F. William Vandiver, Jr.         0             0        660,000     430,000     9,592,500       4,373,600
Amy Woods Brinkley          10,000       290,375        370,000     310,000     7,591,750       3,481,950
R. Eugene Taylor                 0             0        321,000     340,000     6,192,450       3,772,050
Hugh L. McColl, Jr.              0             0      1,550,000           0             0               0

--------
(1) Value represents the difference between the exercise price and the market value of Common Stock of $62.95 on December 31, 2001. An option is "in-the-money" if the market value of Common Stock exceeds the exercise price.
(2) Value represents fair market value at exercise minus the exercise price.

Retirement Plans. The following table shows the estimated combined annual pension benefits payable at normal retirement to a participant under the qualified and nonqualified defined benefit plans sponsored by the Corporation and its subsidiaries which are applicable to the named executive officers, as well as Social Security.

                              Pension Plan Table

                                    Annual Benefits Upon Retirement
                                    With Years of Service Indicated
                                    --------------------------------
                                                           15 Years
            Average Annual Earnings  5 Years    10 Years   or More
            ----------------------- ---------- ---------- ----------
                  $1,000,000        $  200,000 $  400,000 $  600,000
                   1,500,000           300,000    600,000    900,000
                   2,000,000           400,000    800,000  1,200,000
                   2,500,000           500,000  1,000,000  1,500,000
                   3,000,000           600,000  1,200,000  1,800,000
                   3,500,000           700,000  1,400,000  2,100,000
                   4,000,000           800,000  1,600,000  2,400,000
                   4,500,000           900,000  1,800,000  2,700,000
                   5,000,000         1,000,000  2,000,000  3,000,000
                   5,500,000         1,100,000  2,200,000  3,300,000
                   6,000,000         1,200,000  2,400,000  3,600,000
                   6,500,000         1,300,000  2,600,000  3,900,000
                   7,000,000         1,400,000  2,800,000  4,200,000

A participant's "average annual earnings" means the average of the five highest years of the participant's salary and bonuses during his last ten years of employment. The "salary" and "bonuses" used to determine a participant's "average annual earnings" are generally the same as the salary and bonuses disclosed in the Summary Compensation Table, but also include the portion of annual incentive awards payable as restricted stock units under the Corporation's Equity Incentive Program (described in more detail in the Compensation Committee Report). The table describes annual benefits payable in the form of a joint and 75% survivor annuity beginning at normal retirement. For purposes of the table, normal retirement means a participant's separation from service following either (1) attainment of age 62 or (2) attainment of age 60 with 20 years of service. A person who retires before normal retirement may be entitled to reduced benefits under the plans depending on the participant's age and years of service.

As of December 31, 2001, the named executive officers had the following amounts of "average annual earnings" and completed years of service: Mr. Lewis -- $3,436,667 and 32 years; Mr. Hance -- $3,063,333 and 14 years; Mr. Brown --
$2,505,000 and 29 years; Mr. Vandiver -- $2,351,667 and 34 years; Ms. Brinkley -- $1,153,750 and 23 years; Mr. Taylor -- $1,282,167 and 32 years; and Mr.
McColl -- $3,950,000 and 41 years. Mr. DeMartini had not become eligible to participate in any pension plans of the Corporation as of December 31, 2001.

Under their respective employment agreements described below, Messrs. Lewis and Hance are entitled to receive combined annual pension benefits of not less than $2.0 million upon retirement, payable in the form of a joint and 75% survivor annuity.

Deferred Compensation Plan. Messrs. Lewis, Brown, Vandiver, Taylor and McColl also participate in the NationsBank Corporation and Designated Subsidiaries Deferred Compensation Plan for Key Employees (the "Deferred Compensation Plan") which was established by the Corporation as of November 1, 1985. Each of these named executive officers deferred compensation under the Deferred Compensation Plan during the period from 1985 through 1989, but no compensation has been deferred by the named executive officers under the Deferred Compensation Plan since 1989.

Under the Deferred Compensation Plan, a participant is returned his deferrals, along with interest, following the participant's termination of employment. The annual rate of interest depends on the participant's age and years of service at termination and will be approximately 13% (in the case of normal retirement or "special" early retirement), 11% (in the case of "regular" early retirement) or 8% (in the case of termination prior to "regular" early retirement). For these purposes, normal retirement means termination of employment following attainment of age 62; "special" early retirement means termination of employment following attainment of age 55 with 20 years of service; and "regular" early retirement means termination of employment following attainment of age 50 with 15 years of service. In addition, the designated beneficiary of a participant who dies while in service receives a benefit equal to the participant's "regular" early retirement benefit (or the participant's
"special" early retirement benefit or normal retirement benefit to which the participant may have been entitled at the time of death). As a result, the designated beneficiary of a participant who dies prior to eligibility for "regular" early retirement may, in effect, receive a return on the participant's deferrals that is greater than an 11% annual rate. Payments under the Deferred Compensation Plan are generally made over a period of 15 years following retirement or death, but they are made in a single payment following a termination of employment prior to eligibility for "regular" early retirement.

Special Compensation Arrangements

Benefit Security Trust. The Corporation and certain of its subsidiaries have established a Benefit Security Trust (the "Trust"), which is a "grantor trust" under Section 671 of the Internal Revenue Code of 1986, as amended (the "Code"). The purpose of the Trust is to provide participants in designated supplemental retirement plans sponsored by the Corporation with greater assurances that the benefits to which such participants are entitled under the plans will be satisfied. The Corporation may in its discretion designate additional plans to be covered by the Trust. Contributions to the Trust by the Corporation and its participating subsidiaries are discretionary from time to time. In that regard, the Corporation has made cumulative contributions of $231.8 million to the Trust through December 31, 2001. Prior to a change of control of the Corporation, benefits are paid from the Trust only upon the direction of the Corporation. After a change of control of the Corporation, benefits are paid from the Trust to the extent such benefits are not paid by the Corporation or its subsidiaries. The assets of the Trust are subject to the claims of the creditors of the Corporation and its participating subsidiaries in the event of an "Event of Insolvency" (as such term is defined in the Trust). The fair market value of assets held in the Trust as of December 31, 2001 was $323.1 million.

Employment Agreements with Certain Executive Officers. In connection with the merger of the Corporation and the former BankAmerica Corporation, the Corporation entered into three-year employment agreements with each of Messrs. Lewis and Hance commencing September 30, 1998. The employment agreements have been amended to extend the term of the agreements through September 30, 2004. Under each of these employment agreements, the executive will receive the following compensation during the employment period: (i) annual base salary of not less than $1.5 million for Mr. Lewis and $1.25 million for Mr. Hance; (ii) eligibility for an annual bonus and other benefits on a basis no less favorable than peer executives of the Corporation; (iii) an award of restricted stock under the Stock Plan on September 30, 1998; and (iv) a minimum annual pension benefit described above. If the executive's employment is terminated before the end of the employment period due to death or "disability," by the Corporation other than for "cause," or by the executive for "good reason" (as such terms are defined in each employment agreement), then the executive will become vested in the restricted stock and, in the case of termination by the Corporation other than for cause or termination by the executive for good reason, will receive a cash severance payment equal to the base salary and bonus (based on the highest bonus earned in the three years before the termination date) for the unfinished portion of the employment period. In certain circumstances, the executive may also have the right to payment for any tax imposed with respect to compensation under his employment agreement under section 4999 of the Internal Revenue Code (or any similar tax).

The Corporation and Mr. DeMartini entered into a two-year employment agreement effective February 26, 2001 providing for: (i) base salary at the annual rate of $500,000; (ii) a target annual incentive compensation award of $5.0 million, a portion of which to be payable in the form of restricted stock units under the Corporation's Equity Incentive Program (described in more detail in the Compensation Committee Report); (iii) a stock option award for 310,000 shares granted on March 1, 2001 as identified in the Summary Compensation Table; (iv) a stock option award for 2001 for 210,000 shares assuming target performance; and (v) an amount to compensate Mr. DeMartini for losses due to forfeitures of stock options or restricted stock from his prior employer as a result of his accepting employment with the Corporation. Under the agreement, if Mr. DeMartini's employment with the Corporation is terminated before the end of the two-year term by the Corporation without "cause" or by Mr. DeMartini with "good reason" (as those terms are defined in the agreement), the Corporation will pay Mr. DeMartini a lump sum cash severance payment equal to the sum of his base salary for the unfinished portion of the two-year term, his target annual incentive compensation award for the year of termination and the difference (if any) between the exercise price of any unvested stock options and the fair market value of the Common Stock as of the date of termination. In addition, if his employment is terminated without cause or with good reason during the one-year period after the end of the two-year term, he will receive a lump sum cash severance payment equal to the difference (if any) between the exercise price of any unvested stock options and the fair market value of the Common Stock as of the date of termination.

Consulting Agreement with Mr. McColl. Mr. McColl retired as the Corporation's Chairman and Chief Executive Officer in April 2001. In order to continue to receive his advice and counsel following his retirement, the Corporation entered into a consulting agreement with Mr. McColl that became effective on his retirement date. Pursuant to the consulting agreement, Mr. McColl is to provide consulting services as requested by the Corporation during the agreement's term, including consultations regarding the Corporation's strategic initiatives and assistance in the transition of matters that carry over from his term of employment. Mr. McColl also is to act as an ambassador for the Corporation to its clients, the financial services industry, the government and other constituencies. The consulting agreement also contains certain confidentiality and noncompetition covenants of Mr. McColl. The sole consideration Mr. McColl will receive during the term of this agreement for the consulting services and confidentiality/noncompetition covenants will be (i) an office, administrative support and parking at the Corporation's offices in Charlotte, North Carolina and (ii) access to a corporate owned or provided aircraft for up to 150 hours per year. The agreement has an initial five-year term, with automatic one-year renewal terms. The agreement can be terminated by either party at the end of the initial term or any renewal term upon 60 days' advance notice. It automatically terminates in the case of Mr. McColl's death or permanent inability due to physical or mental incapacity to provide the services contemplated by the agreement.

Stock Performance Graphs

The following graphs compare the yearly percentage change in the Corporation's cumulative total stockholders' return on the Common Stock with (i) Standard & Poor's 500 Index, and (ii) Standard & Poor's Banks Composite Index for the years ended 1997 to 2001, inclusive, and for the years ended 1992 to 2001, inclusive.

The graphs assume an initial investment of $100 at the end of 1996 and 1991, respectively, and the reinvestment of all dividends during the periods indicated.

                                    [CHART]

        Bank of America Corporation    S&P 500      S&P Banks Composite
1996    100.00                         100.00       100.00
1997    127.24                         133.32       144.39
1998    128.85                         171.34       153.92
1999    110.69                         207.35       134.03
2000    105.21                         188.46       158.00
2001    149.35                         166.16       158.93


                                    [CHART]

             Bank of America Corporation   S&P 500     S&P Banks Composite
1991         100.00                        100.00      100.00
1992         130.51                        107.61      131.81
1993         128.35                        118.39      144.69
1994         122.59                        119.99      137.33
1995         195.13                        164.92      218.65
1996         280.62                        202.69      309.01
1997         355.93                        270.22      446.16
1998         359.23                        347.29      475.62
1999         307.41                        420.28      414.17
2000         290.69                        381.99      488.24
2001         410.87                        336.80      491.11

Compensation Committee Report

The compensation committee of the Board provides overall guidance to the Corporation's executive compensation programs and stock incentive plans (other than the Corporation's broad-based stock option programs). The current members of the compensation committee are Mr. Sloan (Chair), Mr. Fulton, Mrs. Spangler and Mr. Williams.

The compensation committee makes recommendations jointly with the executive committee to the Board regarding the compensation of the Chief Executive Officer and any other executive officer who also serves as a director. The Chief Executive Officer does not participate in discussions about his compensation matters or in the making of recommendations by the compensation and executive committees about his compensation. The Board (other than any directors who are executive officers) must approve all compensation actions regarding the Chief Executive Officer and any other executive officer who also served as a director. During 2001, the Board approved all such actions which were recommended by the compensation and executive committees related to the compensation of the Chief Executive Officer and any other executive officer who also served as a director.

General Executive Compensation Policies. The Corporation's executive compensation policies have two primary goals: (1) to attract and retain the highest quality executive officers and (2) to reward those officers for superior performance. The compensation committee measures performance based on achievement of a variety of goals set each year, which may be either corporate or business unit focused depending on the executive officer's position and scope of responsibility. The compensation committee considers objective data concerning the Corporation's financial performance, with a particular focus on revenue growth, operating earnings per share growth, shareholder value added growth, return on equity and total stockholder return. The compensation committee may also consider other strategic achievements including improved operating efficiencies and customer and associate satisfaction. The compensation committee's final determination as to an executive officer's performance for the year is based on a subjective analysis of the applicable performance measures without any particular weighting given to any one measure. In addition to measuring performance against internal goals set on an annual basis, the compensation committee considers performance compared to performance of the Corporation's compensation peer group described in more detail below.

During 2001, the compensation committee modified its executive compensation guidelines in a number of important respects:

    . Each year the compensation committee will determine a targeted total compensation package for the year (including base salary, annual incentive compensation and stock option awards). The actual amount of total compensation will vary based on the compensation committee's review of the executive officer's performance for the year relative to target. The purpose of this process is to create an increasingly variable total compensation package that will place a larger portion of compensation at risk and significantly reward superior performance.

    . Generally, the compensation committee expects targeted total compensation to approximate the median to high quartile of the peer group for target performance. The compensation committee also expects target performance to usually mean superior performance compared to performance of the peer group.

    . Greater emphasis on stock ownership by the executive officers will be encouraged by causing a portion of annual incentive compensation awards to be earned and paid over time in the form of restricted stock units as part of the Corporation's Equity Incentive Program described in more detail below. This program applied during 2001 to certain business units of the Corporation and is being expanded to cover other key associates in substantially all lines of the Corporation's business during 2002.

In establishing the target total compensation package for each year and in considering the appropriate performance measures, the compensation committee reviews compensation practices for executives in comparable positions at a peer group of the largest United States bank holding companies and diversified financial services companies. This peer group may change from year to year depending on changes in the marketplace and the business focus of the Corporation, and will generally not correspond to the large list of bank holding companies comprising the S&P Banks Composite Index used in the stock performance graphs.* In addition, the compensation committee considers advice provided by an independent executive compensation consultant.
--------
* For 2001, the peer group used by the compensation committee consisted of the following nine companies: Bank One, Citigroup, FleetBoston, Goldman Sachs, JP Morgan Chase, Merrill Lynch, Morgan Stanley Dean Witter, Wachovia and Wells Fargo.

Compensation decisions for the executive officers are made with full consideration of the Code Section 162(m) implications. (Section 162(m) limits the deductibility of compensation paid to certain executive officers in excess of $1.0 million, but excludes "performance-based compensation" from this limit.)

The following describes each of the three components of the total compensation package in greater detail. Executive officers also participate in the Corporation's various qualified and certain nonqualified employee benefit plans designed to provide retirement income.

1. Base salary. The relative levels of base salary for the executive officers are designed to reflect each executive officer's scope of responsibility and accountability within the Corporation and to be part of a competitive total compensation package in light of compensation practices at the peer group institutions described above.

2. Annual incentive compensation. The Corporation provides performance-related annual incentive compensation to its executive officers under the stockholder-approved Executive Incentive Compensation Plan ("EIC Plan"). Amounts awarded under the EIC Plan are intended to constitute "performance-based compensation" under Code Section 162(m). Under the EIC Plan compensation formula (which was approved by the Corporation's stockholders at the 1997 annual meeting of stockholders), participating executive officers are eligible to receive maximum deductible incentive compensation for a year up to 0.20% of the Corporation's net income for that year. The compensation committee determines the actual amount of the incentive compensation based on the compensation committee's overall assessment of the executive officer's individual performance for the year relative to target and in light of competitive market practices at the peer group institutions described above.

As mentioned above, beginning in 2001 certain of the executive officers participated in the Corporation's Equity Incentive Program, which is being expanded to cover all of the executive officers (and many other key associates of the Corporation) in 2002. Under this program, a portion of an executive officer's annual incentive compensation award will be payable in the form of restricted stock units granted under the Stock Plan rather than being awarded currently in cash. The restricted stock units will become earned in three annual installments beginning on the first anniversary of the grant date. Unearned restricted stock units will be subject to forfeiture in the case of termination of employment under certain circumstances. Awards to all participating associates based in the United States will be payable by delivery of shares of Common Stock. The compensation committee believes that the Equity Incentive Program will further align the interests of the Corporation's key associates with those of the Corporation's stockholders and will further encourage retention of those key associates.

3. Long-term incentive compensation. The compensation committee believes that stock ownership and stock-based incentive awards are the best way to align the interests of the executive officers with those of the Corporation's stockholders. Accordingly, under the Stock Plan the compensation committee may award to executive officers and other key associates of the Corporation stock options, stock appreciation rights, restricted stock and restricted stock units. The compensation committee in its discretion determines on an annual basis which executive officers will receive awards under the Stock Plan, what types and how large the awards will be and any conditions or restrictions on the awards. By awarding stock options as part of an executive officer's total compensation package for each year, the compensation committee is placing greater emphasis on stock options as the primary type of stock-based long-term incentive compensation award under the Stock Plan. The compensation committee determines the actual stock option award for an executive officer for a year based on the same review of performance as applicable to the executive officer's annual incentive compensation award for the year as described above. Stock options granted under the Stock Plan have an exercise price not less than fair market value of the Common Stock on the date of grant. The compensation committee intends that awards made under the Stock Plan include vesting conditions that encourage an executive officer to remain with the Corporation over a period of years. Compensation realized by executive officers through the exercise of stock options should be fully deductible to the Corporation as "performance-based compensation" under Section 162(m). In addition, compensation realized by executive officers as the result of the payment of restricted stock units should not ordinarily be subject to the deduction limits of Section 162(m) because those awards are usually designed to defer payment to a date after termination of employment when the executive officer's compensation is no longer subject to the requirements of Section 162(m).

2001 Compensation for Mr. Lewis. Mr. Lewis became the Corporation's Chairman and Chief Executive Officer in April 2001 following the retirement of Mr. McColl. The general policies and guidelines described above for the compensation of executive officers also apply to the compensation recommendations made by the compensation and executive committees and approved by the Board (other than any directors who are executive officers) with respect to the 2001 compensation for Mr. Lewis as the Corporation's Chief Executive Officer.

Mr. Lewis's annual rate of base salary was increased to $1.5 million effective May 1, 2001 to reflect the additional duties and responsibilities of the positions of Chairman and Chief Executive Officer.

During 2001, the compensation committee established a total compensation package for Mr. Lewis assuming target performance by the Corporation, including a target annual incentive compensation award and target stock option award. The actual annual incentive compensation award and stock option award made to Mr. Lewis for 2001 shown in the Summary Compensation Table approximated the target award for Mr. Lewis established by the compensation committee earlier in the year. The compensation committee based these awards on its analysis of the Corporation's performance for the year after reviewing results for the performance measures described above and in light of the Corporation's performance relative to the peer group. In particular, the compensation committee observed that the Corporation achieved a substantial portion of its target financial performance goals established earlier in the year even in the adverse global economic environment that developed during the year, and based on available information the compensation committee determined that this performance by the Corporation was in the top quartile when compared to the peer group.


Submitted by the Compensation Committee of the Board:

O. Temple Sloan, Jr., Chair
Paul Fulton
Meredith R. Spangler
Virgil R. Williams

Compensation Committee Interlocks and Insider Participation

Messrs. Sloan, Fulton and Williams and Mrs. Spangler, none of whom is or has been an officer or employee of the Corporation, currently serve as members of the Corporation's compensation committee. Ms. Amy Woods Brinkley, an executive officer of the Corporation, serves as a director of Bassett Furniture Industries, Inc., a corporation of which Mr. Fulton is chairman. Ms. Brinkley is not standing for reelection at Bassett's 2002 Annual Meeting.

Certain Transactions

A number of the Corporation's directors and executive officers and certain business organizations and individuals associated with them have been customers of the Corporation's banking subsidiaries. All extensions of credit to the foregoing persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

In the ordinary course of business, the Corporation also performs investment banking, financial advisory and other services for entities with which its directors are affiliated.

In the opinion of management, each of the following transactions was on terms no more or less favorable than those prevailing at the time for comparable transactions with unaffiliated parties.

Ms. Brinkley's spouse is a partner in a law firm that has regularly provided legal services to the Corporation for over 40 years. In 2001, the law firm received approximately $8,000,000 for services provided to the Corporation and its subsidiaries, the majority of which was paid by customers of the Corporation. As of December 31, 2001, Ms. Brinkley's spouse was one of 92 partners in this law firm.

Bank of America, N.A. leases space for 11 banking centers from subsidiaries of Highwoods Properties, Inc., a company of which Mr. O. Temple Sloan, Jr., a director of the Corporation, is Chairman. In 2001, Bank of America, N.A. paid rental and related charges of approximately $2,820,000 for these centers.

Bank of America, N.A. leases space for banking-related activities in Atlanta from a company owned by Mr. Virgil R. Williams, a director of the Corporation. In 2001, Bank of America, N.A. paid rental of approximately $825,000 for this space.

Audit Committee Report

The audit committee currently consists of five members of the Board, each of whom is independent of the Corporation and its management, as defined by the New York Stock Exchange listing standards. The Board has adopted, and annually reviews, an audit committee charter. The charter specifies the scope of the audit committee's responsibilities and how it carries out those responsibilities.

The audit committee has reviewed and discussed the Corporation's December 31, 2001 audited financial statements with management and with PricewaterhouseCoopers LLP, the Corporation's independent public accountants ("PWC"). The audit committee also has discussed with PWC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

The audit committee also has received from PWC the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PWC their independence from the Corporation. The audit committee also has considered whether the provision of non-audit services to the Corporation is compatible with PWC's independence.

Based on the review and discussions referred to above, the audit committee recommended to the Board that the December 31, 2001 audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001 to be filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board:

Donald E. Guinn, Chair
Frank Dowd, IV
C. Ray Holman
Patricia E. Mitchell
Ronald Townsend

ITEM 2: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board, upon the recommendation of the audit committee, has approved the selection of PWC as independent public accountants to audit the books of the Corporation and its subsidiaries for the year ending December 31, 2002, to report on the consolidated statement of financial position and related statement of earnings of the Corporation and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board. The Board recommends that the stockholders vote in favor of ratifying the selection of PWC for the purposes set forth above. PWC has advised the Corporation that they are independent accountants with respect to the Corporation, within the meaning of standards established by the American Institute of Certified Public Accountants, the Independence Standards Board and federal securities laws administered by the Securities and Exchange Commission.

Representatives of PWC will be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions.

During 2001, PWC's fees for services rendered equaled $74,246,300. This amount is divided into the following three categories:

Audit Fees

PWC's 2001 fees related to the audit of the Corporation's consolidated financial statements were $14,041,100.

Financial Information Systems Design and Implementation Fees

During 2001, PWC billed the Corporation $1,570,400 in financial information systems design and implementation fees.

All Other Fees

During 2001, PWC billed the Corporation $58,634,800 in all other fees, which includes other audit and attest services, tax compliance and advisory services, benefit plan administration, systems and other process-related consulting services, and financial advisory and litigation assistance. Of this total, the fees for benefit plan administration were $19,490,900. The Corporation does not anticipate paying PWC any fees in 2002 for benefit plan administration since PWC has sold the unit that performed these services.

If the stockholders do not ratify the selection of PWC, the Board will consider a change in auditors for the next year.

The Board recommends a vote "FOR" ratifying the selection of PricewaterhouseCoopers LLP as independent public accountants for 2002 (Item 2 on the Proxy Card).

ITEM 3: APPROVAL OF THE 2003 KEY ASSOCIATE STOCK PLAN

The Corporation currently maintains the Bank of America Corporation Key Employee Stock Plan (for purposes of this Item 3, the "Current Plan"). Under this plan, the Corporation has reserved a number of shares of Common Stock for issuance to certain key associates in the form of stock options, stock appreciation rights ("SARs"), restricted stock and restricted stock units. The Current Plan has a ten-year term that is scheduled to end December 31, 2004.

The Board has adopted, subject to stockholder approval, a new stock plan to replace the Current Plan effective January 1, 2003. This new stock plan, to be called the "Bank of America Corporation 2003 Key Associate Stock Plan" (the "New Plan"), is similar in design to the Current Plan, but also has some important differences described in more detail below. The New Plan has a five-year term ending December 31, 2007 (the Current Plan, as originally adopted by stockholders, was a ten-year plan).

The New Plan is intended to serve a critical function in the Corporation's overall compensation program. As mentioned in the Compensation Committee Report, the Corporation believes that the compensation of its key associates should be significantly linked to the Corporation's business performance in order to enhance the Corporation's long-term success and value. The New Plan will serve this compensation philosophy by providing a source of stock-based awards for key associates that are intended to further motivate key associates to increase the Common Stock's value, thereby linking the personal interests of the key associates with those of the Corporation's stockholders. Terms and conditions placed on awards further encourage the long-term retention of key associates. The New Plan will also provide the Corporation with a means to better attract and recruit key associates of outstanding ability who will further enhance the long-term success and value of the Corporation through their services.

The following is a summary of the material terms of the New Plan, with significant differences from the Current Plan identified where applicable. The New Plan will become effective January 1, 2003 only if it is first approved by the Corporation's stockholders.

Number of Shares. Under the New Plan, there is reserved for issuance an aggregate of 100 million shares of Common Stock, plus (a) any remaining shares available for awards under the Current Plan as of December 31, 2002 (which currently is estimated to be approximately 13.5 million shares) and (b) any shares covered by awards granted under the Current Plan before January 1, 2003 that again become available because the award is canceled or forfeited. This represents a significant departure from the Current Plan, which utilizes an "evergreen formula" pursuant to which 1.5% of the outstanding shares of Common Stock at the end of each calendar year during the term of the plan are available for awards, in addition to shares that were approved by the stockholders from time to time in connection with significant business combinations.

Shares covered by awards under the New Plan will again be available for awards if and to the extent (a) the award is canceled or forfeited, (b) the exercise price or any tax withholding obligation in connection with the award is satisfied through delivery of shares of Common Stock or (c) the award is settled in cash.

The Corporation anticipates that it will continue to repurchase shares of Common Stock at least equal to shares of Common Stock issued under the New Plan, the Current Plan and the Corporation's other stock option plans.

Types of Awards. Like the Current Plan, the New Plan permits awards of stock options, SARs, restricted stock and restricted stock units, all of which are described in more detail below. However, the New Plan, unlike the Current Plan, includes some important limits on the types of awards that can be made which, in effect, emphasizes awards of stock options:

    . No more than 5 million shares of Common Stock may be awarded in the form of restricted stock or restricted stock units, except for awards of restricted stock or restricted stock units that (a) are awarded in lieu of a portion of annual incentive compensation or (b) become vested and earned solely on the basis of achievement of performance goals.

    . Up to 25 million shares of Common Stock may be awarded as restricted stock or restricted stock units in lieu of a portion of annual incentive compensation under the Corporation's Equity Incentive Plan (or similar programs).

    . SARs may be awarded only to certain non-U.S. based key associates who, as a result of local laws, cannot otherwise receive stock options.

Administration. The New Plan is designed to be administered by the compensation committee of the Board (for purposes of this Item 3, the "Committee"). (For purposes of awards to executive officers who are "officers" under Section 16 of the Exchange Act or "covered employees" under Section 162(m) of the Code, the New Plan may be administered by any subcommittee of the compensation committee comprised entirely of (i) "non-employee directors" within the meaning of Rule 16b-3 promulgated under Section 16(b) of the Exchange Act and (ii) "outside directors" within the meaning of Section 162(m) of the Code). To the extent permitted by applicable law, the Committee is permitted to designate an individual or committee of individuals (who need not be directors) to act as the "Committee" under the New Plan for awards to key associates who are not
Section 16 "officers" or Section 162(m) "covered employees." Under the New Plan, the Committee may (a) select the key associates to receive awards from time to time, (b) make awards in such amounts as it determines, (c) impose such limitations, restrictions and conditions upon awards as it deems appropriate,
(d) establish performance targets and allocation formulas for awards of restricted stock or restricted stock units intended to be "qualified performance-based compensation" under Code Section 162(m), (e) certify the attainment of performance goals, if applicable, as required by Code
Section 162(m), (f) interpret the New Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the New Plan, (g) correct any defect or omission or reconcile any inconsistency in the New Plan or any award granted thereunder and (h) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the New Plan. The Committee also has the authority to accelerate the vesting and/or waive any restrictions of any outstanding awards. No awards may be made under the New Plan after December 31, 2007. As under the Current Plan, in no event may an individual receive awards under the New Plan for a given calendar year covering in excess of 2.0 million shares.

Eligibility. Only "key associates" of the Corporation and its subsidiaries may participate in the New Plan. "Key associates" are those associates of the Corporation and its subsidiaries who occupy managerial or other important positions and who have made, or are expected to make, important contributions to the business of the Corporation, as determined by the Committee, including persons employed outside the United States. Approximately 33,000 associates are expected to be eligible to participate. As mentioned above, the Committee in its discretion selects which key associates would in fact receive any awards from time to time.

Awards of Stock Options and Stock Appreciation Rights. The New Plan provides for the grant of options to purchase shares of Common Stock at option prices which are not less than the fair market value of shares of Common Stock at the close of business on the date of grant. (The fair market value of a share of Common Stock as of March 1, 2002 was $64.80.) The New Plan also provides for the grant of SARs for certain key associates employed outside the U.S. who cannot receive stock options under local law. SARs entitle the holder upon exercise to receive either cash or shares of Common Stock or a combination thereof, as the Committee in its discretion may determine, with a value equal to the difference between (i) the fair market value on the exercise date of the shares with respect to which an SAR is exercised and (ii) the fair market value of such shares on the date of grant.

Awards of options under the New Plan, which may be either incentive stock options (which qualify for special tax treatment) or nonqualified stock options, are determined by the Committee. No more than an aggregate of 20 million shares may be awarded as incentive stock options. The terms and conditions of each option and SAR are to be determined by the Committee at the time of grant.

Options and SARs granted under the New Plan will expire not more than 10 years from the date of grant, and the award agreements entered into with each participant will specify the extent to which options and SARs may be exercised during their respective terms, including in the event of the participant's death, disability or termination of employment.

Options granted under the New Plan may include a "restoration option" feature. The purpose of the restoration option feature is to further encourage stock ownership. Under this feature, if a participant pays the exercise price or any tax withholding obligation with shares of Common Stock, the participant will automatically be granted an additional option covering the number of shares used for paying the exercise price or tax withholding obligation. The restoration option will have an exercise price equal to the fair market value of the Common Stock on the grant date of the restoration option, and the term would be the same as the remaining term of the original option. The restoration option will also be subject to a vesting requirement of not less than one year, and may be subject to other terms and conditions as determined by the Committee. Because the grant of a restoration option is triggered only by a participant using shares of Common Stock for payment of the exercise price or tax withholding obligations, it does not increase the net equity position of the participant.

Awards of Restricted Stock and Restricted Stock Units. Under the New Plan, the Committee may award key associates shares of Common Stock subject to certain restrictions ("restricted stock") or the right to receive in the future, subject to certain restrictions, shares of Common Stock (or cash equal to the fair market value of those shares) ("restricted stock units"). The applicable award agreement with the participant will set forth the terms of the award, including the applicable restrictions. Such restrictions may include the continued service of the participant with the Corporation, the attainment of specified performance goals or any other conditions deemed appropriate by the Committee.

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

Shares of restricted stock will be held in the custody of the Corporation until the applicable restrictions have been satisfied. The participant cannot sell, transfer, pledge, assign or otherwise alienate or hypothecate shares of restricted stock until the applicable restrictions are satisfied. Once the restrictions are satisfied, the shares of Common Stock will be delivered to the participant's account, free and clear of any restrictions. During the period of restriction, the participant may exercise full voting rights with respect to the restricted stock. The participant will also be credited with dividends with respect to the restricted stock. Such dividends may be payable currently or subject to additional restrictions as determined by the Committee and set forth in the award agreement.

The award agreement for any restricted stock units will specify whether the restricted stock units that become earned and payable will be settled in shares of Common Stock (with one share of Common Stock to be delivered for each earned and payable restricted stock unit), in cash (equal to the aggregate fair market value of the restricted stock units that are earned and payable), or in a combination of shares and cash. Shares of Common Stock used to pay earned restricted stock units may have additional restrictions as determined by the Committee. Unpaid restricted stock units may have dividend equivalents rights as determined by the Committee and evidenced in the award agreement. Unpaid restricted stock units have no voting rights.

The New Plan places certain limits on the use of restricted stock and restricted stock units:

    . As mentioned earlier, no more than an aggregate of 5 million shares of Common Stock may be awarded under the New Plan as restricted stock or restricted stock units, except for awards of restricted stock or restricted stock units that (a) are awarded in lieu of a portion of annual incentive compensation or (b) become vested and earned solely on the basis of achievement of performance goals.

    . Up to 25 million shares of Common Stock may be awarded as restricted stock or restricted stock units in lieu of a portion of annual incentive compensation under the Corporation's Equity Incentive Plan (or similar programs).

    . For restricted stock or restricted stock units intended to vest solely on the basis of the passage of time, the shares will not vest more quickly than ratably over a 3-year period beginning on the anniversary of the award. Awards may vest more quickly in the event of (a) death, disability or retirement, (b) job loss due to workforce reduction, job elimination or divestiture or (c) under the "change in control" provisions of the plan. Awards made in lieu of annual incentive compensation will not be subject to this 3-year vesting requirement. Also, awards necessary in the recruitment of new key associates or for the retention of key associates acquired in a business combination will not be subject to this 3-year vesting requirement.

New Plan Benefits Table. Because awards under the New Plan are discretionary, no awards are determinable at this time. See the Summary Compensation Table and the Option Grant Tables for information about awards made under the Current Plan during 2001 to the named executive officers.

Code Section 162(m). Code Section 162(m) precludes a publicly held corporation from claiming a compensation deduction for compensation in excess of $1.0 million paid to the chief executive officer or any of the four most highly compensated officers other than the chief executive officer. This limitation does not apply, however, to "qualified performance-based compensation." Because stock options granted under the New Plan must have an exercise price equal at least to fair market value at the date of grant and because the New Plan limits the number of shares that may be the subject of awards granted to any key associate during any calendar year, compensation from the exercise of stock options should be treated as "qualified performance-based compensation" for Code Section 162(m) purposes.

In addition, the New Plan authorizes the Committee to make awards of restricted stock or restricted stock units that are conditioned on the satisfaction of certain performance criteria. For such awards intended to result in "qualified performance-based compensation," the Committee will establish the applicable performance conditions prior to or within 90 days after the start of the applicable performance period. The Committee may select from the following performance measures for this purpose: (a) total revenue (defined as the sum of net interest income on a taxable-equivalent basis and noninterest income), (b) net income, (c) shareholder value added (which equals the cash basis operating earnings for a year less a charge for the use of capital for the year), (d) return on average common shareholders' equity, (e) return on average assets, (f) earnings per common share (using either diluted earnings or not), (g) operating earnings per common share (using either diluted earnings or not) or (h) total stockholder return. The performance conditions will be stated in the form of an objective, nondiscretionary formula, and the Committee will certify in writing the attainment of such performance conditions prior to any payout with respect to such awards. The Committee in its discretion may adjust downward any such award.

Withholding for Payment of Taxes. The New Plan provides for the withholding and payment by a participant of any payroll or withholding taxes required by applicable law. The New Plan permits a participant to satisfy this requirement, with the approval of the Committee and subject to the terms of the New Plan, by having the Corporation withhold from the participant a number of shares of Common Stock otherwise issuable under the award having a fair market value equal to the amount of applicable payroll and withholding taxes.

Changes in Capitalization and Similar Changes. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend, split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number of shares of Common Stock with respect to which awards may be made under the New Plan, the annual limit on individual awards, the limits on incentive stock options, restricted stock and restricted stock units and the terms, types of shares and number of shares of any outstanding awards under the New Plan may be equitably adjusted by the Committee in its discretion to preserve the benefit of the award for the Corporation and the participant.

Changes in Control. The New Plan provides that in the event of a change in control of the Corporation, all options and SARs will be fully exercisable as of the date of the change in control and will remain exercisable through their full term. Outstanding awards of restricted stock and restricted stock units will become immediately vested, and any applicable performance conditions will be deemed satisfied (at the target performance condition, if applicable) as of the date of the change in control.

Amendment and Termination of the Plan. The Board has the power to amend, modify or terminate the New Plan on a prospective basis. Stockholder approval will be obtained for any change to the material terms of the New Plan to the extent required by Code Section 162(m) or other applicable law.

No Repricings. The New Plan prohibits any amendment to an outstanding option to decrease the exercise price (other than in connection with an adjustment to the capitalization of the Corporation described above) or any cancellation of an outstanding option in consideration for the grant of a new option with a lower exercise price, unless otherwise approved by the stockholders.

Federal Income Tax Treatment. Incentive Stock Options. Incentive stock options ("ISOs") granted under the New Plan will be subject to the applicable provisions of the Internal Revenue Code, including Code Section 422. If shares of Common Stock are issued to an optionee upon the exercise of an ISO, and if no "disqualifying disposition" of such shares is made by the optionee within one year after the exercise of the ISO or within two years after the date the ISO was granted, then (a) no income will be recognized by the optionee at the time of the grant of the ISO, (b) no income, for regular income tax purposes, will be realized by the optionee at the date of exercise, (c) upon sale of the shares of Common Stock acquired by exercise of the ISO, any amount realized in excess of the option price will be taxed to the optionee, for regular income tax purposes, as a capital gain (at varying rates depending upon the optionee's holding period in the shares and income level) and any loss sustained will be a capital loss, and (d) no deduction will be allowed to the Corporation for federal income tax purposes. If a "disqualifying disposition" of such shares is made, the optionee will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the option price (the bargain purchase element) and the Corporation will be entitled to a federal income tax deduction equal to such amount. The amount of any gain in excess of the bargain purchase element realized upon a "disqualifying disposition" will be taxable as capital gain at that time to the holder (at varying rates depending upon such holder's holding period in the shares and income level), for which the Corporation will not be entitled to a federal tax deduction. Upon exercise of an ISO, the optionee may be subject to alternative minimum tax.

Nonqualified Stock Options. With respect to nonqualified stock options ("NQSOs") granted to optionees under the New Plan, (a) no income is realized by the optionee at the time the NQSO is granted, (b) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Corporation receives a tax deduction for the same amount, and
(c) on disposition, appreciation or depreciation after the date of exercise is treated as capital gain or loss and taxed at varying rates depending upon the holder's holding period in the shares and income level.

Restricted Stock. Upon becoming entitled to receive shares at the end of the applicable restricted period without a forfeiture, the recipient has ordinary income in an amount equal to the fair market value of the shares at that time. However, a recipient who elects under Code Section 83(b) within 30 days of the date of the grant will have ordinary income on the date of the grant equal to the fair market value of the shares of restricted stock as if the shares were unrestricted and could be sold immediately. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes. Upon the sale of the shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis will be equal to the fair market value of the shares when the restricted period expires. However, if the recipient timely elects to be taxed as of the date of grant, the holding period commences on the date of the grant and the tax basis will be equal to the fair market value of the shares on date of the grant as if the shares were then unrestricted and could be sold immediately. The Corporation generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to the recipient.

Restricted Stock Units. A participant who is awarded restricted stock units will not recognize income and the Corporation will not be allowed a deduction at the time the award is made. When a participant receives payment for restricted stock units in shares of Common Stock or cash, the fair market value of the shares or the amount of the cash received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the Corporation. However, if there is a substantial risk that any shares of Common Stock used to pay out earned restricted stock units will be forfeited (for example, because the Committee conditions such shares on the performance of future services), the taxable event is deferred until the risk of forfeiture lapses. In this case, the participant can elect to make a Code Section 83(b) election as previously described. The Corporation can take the deduction at the time the ordinary income is recognized by the participant.

The Board recommends a vote "FOR" approval of the 2003 Key Associate Stock Plan (Item 3 on the Proxy Card).

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

ITEMS 4 THROUGH 6: STOCKHOLDER PROPOSALS

The Corporation has received the stockholder proposals set forth below in Items 4 through 6. For the reasons set forth after each of these proposals, the Board recommends a vote "AGAINST" Items 4 through 6.

ITEM 4: STOCKHOLDER PROPOSAL REGARDING ANNUAL MEETING LOCATION

The Corporation has received the following stockholder proposal from Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037. Mrs. Davis beneficially owns 466 shares of Common Stock.

RESOLVED: That the stockholders of Bank of America recommend that the Board of Directors take the necessary steps to rotate the annual meeting to major cities where Bank of America is located on a regular basis.

Stockholder's Statement Supporting Item 4:

In recent years Bank of America (and its predecessor NationsBank) have met mostly in Charlotte, N.C. Stockholders in other parts of the country also would like to meet management and directors. Many corporations rotate their annual meetings on a REGULAR (not sporadic basis). We like to suggest that Bank of America meets every third year in Charlotte and the other two years in different parts of the country. Such locations might include San Francisco, Washington, D.C., Miami, Los Angeles, Houston and other major cities.

Last year, the owners of 54,857,212 shares, representing approximately 6.6% of shares voting voted FOR this proposal.

The Board recommends a vote "AGAINST" Item 4 for the following reasons:

This proposal was submitted at the 2001 Annual Meeting and was overwhelmingly rejected by the stockholders. Approximately 95% of the votes cast voted against this proposal. The Board has again considered this proposal and continues to believe that its adoption is unnecessary and would not be in the best interests of the Corporation.

The Corporation's Bylaws provide that the Board, the Chairman, the Chief Executive Officer or the President may designate any place as the location of the annual stockholders' meetings. In fact, in the last ten years, the Corporation has held annual meetings in Atlanta, Richmond and St. Louis, as well as in Charlotte. The Board believes that it should retain the flexibility provided by the Bylaws so that it may consider all relevant factors in determining where to locate the annual meeting. In particular, the Corporation continues to seek to control costs in reasonable ways, including minimizing the cost of the annual meetings. Holding the meeting in Charlotte, the Corporation's headquarters, is less expensive than rotating the meeting site to other cities where the Corporation would incur higher costs for the facility, leasing of equipment, transportation and other items.

The Corporation encourages all stockholders to attend the annual meetings in person. The Corporation recognizes, however, that because its stockholders and customers are geographically diverse, it is inevitable that any place selected for the annual meeting will be more convenient for some stockholders. The current Bylaw provision serves the best interests of the Corporation by giving the Board maximum flexibility with respect to the location of the annual meetings.

ITEM 5: STOCKHOLDER PROPOSAL REGARDING NOMINATION OF DIRECTORS

The Corporation has received the following stockholder proposal from Mr. Bartlett Naylor, 1255 N. Buchanan, Arlington, Virginia 22205. Mr. Naylor beneficially owns 426 shares of Common Stock.

Resolved: The shareholders urge our board of directors to take the necessary steps to nominate at least two candidates for each open board position, and that the names, biographical sketches, SEC-required declarations and photographs of such candidates shall appear in the company's proxy materials (or other required disclosures) to the same extent that such information is required by law and is our company's current practice with the single candidates it now proposes for each position.

Stockholder's Statement Supporting Item 5:

Although our company's board appreciates the importance of qualified people overseeing management, we believe that the process for electing directors can be improved.

Our company currently nominates for election only one candidate for each board seat, thus leaving shareholders no practical choice in most director elections. Shareholders who oppose a candidate have no easy way to do so unless they are willing to undertake the considerable expense of running an independent candidate for the board. The only other way to register dissent about a given candidate is to withhold support for that nominee, but that process rarely affects the outcome of director elections. I believe the current system thus provides no readily effective way for shareholders to oppose a candidate who has failed to attend board meetings; or serves on so many boards as to be unable to supervise our company management diligently; or who serves as a consultant to the company that could compromise independence; or poses other problems. As a result, while directors legally serve as the shareholder agent in overseeing management, the election of directors at the annual meeting is largely perfunctory.

Our company should offer a rational choice when shareholders elect directors.

Would such a process lead to board discontinuity? Perhaps, but only with shareholder approval. Presumably an incumbent would be defeated only because shareholders considered the alternative a superior choice. Would such a procedure discourage some candidates? Surely our board should not be made of those intolerant of competition. Would such a procedure be "awkward" for management when it recruits candidates? Presumably this would add rigor, which I believe is justified by the responsibility of board directors. (Management could print a nominee's name advanced by an independent shareholder to limit such embarrassment.) The point is to remove the "final" decision on who serves as a board director from the hands of management, and place it firmly in those of shareholders.

We urge you to vote FOR this proposal.

The Board recommends a vote "AGAINST" Item 5 for the following reasons:

The Board has considered this proposal and believes that its adoption is unnecessary and would not be in the best interests of the Corporation or its stockholders.

The Board believes that the current nominating process is the most effective method of ensuring that highly qualified individuals serve on the Board. Under the Corporation's current procedures, the corporate governance committee of the Board is responsible for reviewing potential candidates for Board membership and recommending nominees to the Board. The corporate governance committee considers all proposed nominees for director, including sitting directors and nominees for whom a stockholder has submitted a written recommendation. (See Certain Committees of the Board above.)

The Board believes that the proposal would be extremely detrimental to the Corporation's ability to attract highly-qualified candidates to serve on the Board. It is neither practical nor fair for the Board to ask these candidates to set aside their time and potential other directorship positions to compete in a politicized contest in which they could not be assured of having the recommendation and full support of the entire Board. Accordingly, the Corporation could be denied the services of highly-qualified individuals. Further, in selecting a slate of candidates, the corporate governance committee considers both the qualifications of each individual as well as the qualifications of the group as a whole. The corporate governance committee then nominates those individuals that it believes will individually and together best serve the stockholders. The ambiguity created by having to nominate two directors for each position could result in a Board that together lacks diversity or certain skills and levels of experience.

Under the current procedures, the Board believes that each nominee selected possesses the necessary skills and expertise to best serve the stockholders. The Board does not believe that it is in the best interests of stockholders, or consistent with the Board's fiduciary duties, to propose an alternative slate of directors who are not the corporate governance committee's first choice. Approval of the proposal would require the Board to recommend both the individual who it believes is the best qualified to serve as a director and a competing, second candidate who may be viewed less favorably by the Board. Accordingly, the proposal could result in a fragmented and ineffectual Board.

The Board believes the existing process for evaluating potential candidates, including those proposed by stockholders, is the most efficient way to present stockholders with qualified directors.

ITEM 6: STOCKHOLDER PROPOSAL REGARDING FUTURE SEVERANCE AGREEMENTS

The Corporation has received the following stockholder proposal from the Teamster Affiliates Pension Plan, 25 Louisiana Avenue, N.W., Washington, DC 20001. The Plan beneficially owns 28,200 shares of Common Stock.

RESOLVED: That the shareholders of Bank of America ("Bank of America" or the "Company") urge the Board of Directors to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding two times the sum of the executive's base salary plus bonus. "Future severance agreements" include agreements renewing, modifying or extending existing severance agreements or employment agreements containing severance provisions.

Stockholder's Statement Supporting Item 6:

In 1998, in connection with the merger of Bank of America and NationsBank, then-CEO of Bank of America David Coulter was given what was, by anyone's reckoning, a very generous severance arrangement. Indeed, an article in Fortune magazine characterized it, as "exit terms so rich that you had to wonder how long Coulter would stick around." (Geoffrey Colvin, "Bad Boards, Bad Boards -- Whatcha Gonna Do?" April 26, 1999, at 411)

Only one month after the deal closed, Mr. Coulter resigned after the Company took a $372 million write-down for a loan made on his watch. Among other things, Mr. Coulter received:

.. Salary and bonus equal to Bank of America CEO Hugh McColl for five years (in
  1999, Mr. McColl received a $1.25 million salary and a $2.5 million bonus);

.. 300,000 shares of stock (worth $14,231,250 on November 13, 2000); and,

.. Pension benefit for life of almost $5 million per year.

The total value of Coulter's severance package has been estimated at $50 to $100 million. (Ken Garcia, "BofA's Obscenely High Payout to Departing Chief a Splotch on S.F.," San Francisco Chronicle, October 22, 1998, A22)

We recognize that severance agreements such as those the Company entered into with Mr. Coulter and current senior executives may be appropriate in some circumstances. However, given the magnitude of the benefits payable under such agreements, we believe the Company should seek shareholder approval of any future such agreements. We believe that requiring shareholder approval of such agreements may also have the beneficial effect of insulating the Board of Directors from manipulation in the event an executive's employment must be terminated.

Because it is not always practical to obtain prior shareholder approval, the Company would have the option, if it implemented this proposal, of seeking approval after the material terms of the agreement were agreed upon.

Institutional investors such as the California Public Employees Retirement System have recommended shareholder approval of these types of agreements in their proxy voting guidelines. Also, the Council of Institutional Investors favors shareholder approval if the amount payable exceeds 200% of the senior executive's annual base salary.

For these reasons we urge shareholders to vote FOR this proposal.

The Board recommends a vote "AGAINST" Item 6 for the following reasons:

Similar proposals were submitted at the 1999 and 2001 Annual Meetings and were rejected by the stockholders. Approximately 80% of the votes cast voted against this proposal at the 1999 Annual Meeting, and approximately 59% of the votes cast voted against this proposal at the 2001 Annual Meeting. The Board has again considered this proposal and continues to believe that its adoption is unnecessary and would not be in the best interests of the Corporation.

In order to attract, retain and reward executives in a competitive business environment, it is critical that the Corporation maintains the flexibility to design employment arrangements which address the specific facts and circumstances of each executive's situation. Because of the market competition for qualified executives, the Corporation must have the ability to offer competitive employment packages to retain its own executives, as well as to motivate other valuable executives to relocate to the Corporation. Further, when negotiating potential business combinations, the Corporation must provide competitive incentives to ensure that the key executive team remains with the combined company. Adoption of this proposal would place the Corporation in a competitive disadvantage because it would arbitrarily limit the Corporation's flexibility to design employment arrangements that would attract and retain qualified executives.

The compensation committee, all the members of which are Nonemployee Directors, determines whether the Corporation should enter into employment agreements with the Corporation's top executive officers. All employment arrangements with the Chief Executive Officer must be jointly recommended by the compensation committee and the executive committee, and are subject to further review and approval by the Board. In the event that the compensation committee believes that an employment agreement is in the best interests of the Corporation and its stockholders, it needs the flexibility to offer the agreement without delay. This flexibility would be substantially undermined by a requirement for stockholder approval.

Although the proposal states that stockholder approval can be obtained after the material terms of an agreement are agreed upon, this solution is not practical. In order to attract the key executives necessary for the operation of the Corporation's business, the Corporation cannot afford to impose this kind of condition on the approval of the agreement. The types of executives that the Corporation seeks are frequently being pursued by other institutions as well, and the Corporation could lose these individuals to competitors that do not have the stockholder approval condition. Adoption of the proposal would require the Corporation to incur significant time and expense to either convene a special stockholders' meeting for the sole purpose of voting on this type of agreement or delay finalizing such agreement until after its approval at the annual stockholders' meeting. In either case, the Corporation is at a competitive disadvantage in attracting qualified executives who do not want to be subject to the uncertainty created by the stockholder approval provision.

PROPOSALS FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS


If you would like to have a proposal considered for inclusion in the proxy statement for the 2003 Annual Meeting, you must submit your proposal no later than November 25, 2002.

If you wish to submit a proposal for consideration at the 2003 Annual Meeting, but which will not be included in the proxy statement for such meeting, you must submit your proposal no later than January 9, 2003.

You must submit proposals in writing to the attention of the Corporate Secretary at the address on the cover of this proxy statement.

                                                                     APPENDIX A

                          Bank of America Corporation
                         2003 Key Associate Stock Plan




                        Effective Date: January 1, 2003

Contents
--------------------------------------------------------------------------------

                                                                  Page
                                                                  ----
          Article 1.  Establishment, Duration and Purpose........   1
          Article 2.  Definitions................................   1
          Article 3.  Administration.............................   5
          Article 4.  Shares Subject to the Plan.................   5
          Article 5.  Eligibility and Participation..............   6
          Article 6.  Stock Options..............................   7
          Article 7.  Stock Appreciation Rights..................   8
          Article 8.  Restricted Stock and Restricted Stock Units   9
          Article 9.  Performance Measures.......................  11
          Article 10. Beneficiary Designation....................  11
          Article 11. Deferrals..................................  11
          Article 12. Rights of Key Associates...................  12
          Article 13. Change in Control..........................  12
          Article 14. Amendment, Modification, and Termination...  14
          Article 15. Withholding................................  14
          Article 16. Indemnification............................  14
          Article 17. Successors.................................  14
          Article 18. Legal Construction.........................  14

                          Bank of America Corporation
                         2003 Key Associate Stock Plan

Article 1. Establishment, Duration and Purpose

   1.1 Establishment and Duration of the Plan. The Company establishes this Plan effective as of January 1, 2003, subject to the Plan having been approved by the Company's stockholders prior to that date. The Plan shall remain in effect until the earliest of (i) the date that no additional Shares are available for issuance under the Plan, (ii) the date that the Plan has been terminated in accordance with Article 14 or (iii) the close of business on December 31, 2007. Upon the Plan becoming effective, no further awards shall be made under the Bank of America Corporation Key Employee Stock Plan.

   1.2 Purpose of the Plan. The Company believes that the compensation of its Key Associates should be significantly linked to the Company's business performance in order to enhance the long-term success and value of the Company. The Plan serves this compensation philosophy by providing a source of stock-based Awards for Key Associates that are intended to further motivate Key Associates to increase the value of the Company's common stock, thereby linking the personal interests of the Key Associates with those of the Company's stockholders. Terms and conditions placed on Awards further encourage the long-term retention of Key Associates. The Plan also provides the Company with a means to better attract and recruit Key Associates of outstanding ability who will further enhance the long-term success and value of the Company through their services.

Article 2. Definitions

   Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

   "Award" means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units.

   "Award Agreement" means an agreement between the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

   "Beneficial Owner" or "Beneficial Ownership" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

   "Board" or "Board of Directors" means the Board of Directors of the Company.

   "Change in Control" of the Company means, and shall be deemed to have occurred upon, any of the following events:

      (a) The acquisition by any Person of Beneficial Ownership of twenty-five percent (25%) or more of either:

          (i) The then-outstanding Shares (the "Outstanding Shares"); or

          (ii) The combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of Directors (the "Outstanding Voting Securities");

      provided, however, that the following acquisitions shall not constitute a Change in Control for purposes of this subparagraph (a): (A) any acquisition directly from the Company, (B) any acquisition by the Company or any of its Subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries, or
   (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subparagraph (c) below; or

      (b) Individuals who, as of the Effective Date, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual who becomes a Director subsequent to the Effective Date and whose election, or whose nomination for election by the Company's stockholders, to the Board of Directors was either (i) approved by a vote of at least a majority of the Directors then comprising the Incumbent Board or (ii) recommended by a corporate governance committee comprised entirely of Directors who are then Incumbent Board members shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest, other actual or threatened solicitation of proxies or consents or an actual or threatened tender offer; or

      (c) Approval by the Company's stockholders of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless following such Business Combination, (i) all or substantially all of the Persons who were the Beneficial Owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such Business Combination own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Shares and Outstanding Voting Securities, as the case may be (provided, however, that for purposes of this clause (i), any shares of common stock or voting securities of such resulting corporation received by such Beneficial Owners in such Business Combination other than as the result of such Beneficial Owners' ownership of Outstanding Shares or Outstanding Voting Securities immediately prior to such Business Combination shall not be considered to be owned by such Beneficial Owners for the purposes of calculating their percentage of ownership of the outstanding common stock and voting power of the resulting corporation), (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from the Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from the Business Combination or the combined voting power of the then outstanding voting securities of such corporation unless such Person owned twenty-five percent (25%) or more of the Outstanding Shares or Outstanding Voting Securities immediately prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

      (d) Approval by the Company's stockholders of a complete liquidation or dissolution of the Company.

   "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

   "Committee" means the Compensation Committee of the Board of Directors; provided, however, that (i) with respect to Awards to any Key Associates who are Insiders, Committee means all of the members of the Compensation Committee who are "non-employee directors" within the meaning of Rule 16b-3 adopted under the Exchange Act, and (ii) with respect to Awards to any Key Associates who are Named Executive Officers intended to comply with the Performance-Based Exception, Committee means all of the members of the Compensation Committee who are "outside directors" within the meaning of Section 162(m) of the Code. Committee may also mean any individual or committee of individuals (who need not be Directors) that the Compensation Committee may appoint from time to time to administer the Plan with respect to Awards to Key Associates who are not Insiders or Named Executive Officers, in accordance with and subject to the requirements of Section 3.2.

   "Company" means Bank of America Corporation, a Delaware corporation, and any successor as provided in Article 17 herein.

   "Director" means any individual who is a member of the Board of Directors of the Company.

   "Disability" with respect to a Participant, means "disability" as defined from time to time under any long-term disability plan of the Company or Subsidiary with which the Participant is employed.

   "Earnings Per Share" means "earnings per common share" of the Company based on all earnings (either diluted or without regard to dilution, as selected by the Committee) determined in accordance with generally accepted accounting principles that would be reported in the Company's Annual Report to Stockholders or Annual Report on Form 10-K.

   "Effective Date" means January 1, 2003.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

   "Fair Market Value" of a Share on any date means the closing price of a Share as reflected in the report of composite trading of New York Stock Exchange listed securities for that day (or, if no Shares were publicly traded on that day, the immediately preceding day that Shares were so traded) published in The Wall Street Journal [Eastern Edition] or in any other publication selected by the Committee; provided, however, that if the Shares are misquoted or omitted by the selected publication(s), the Committee shall directly solicit the information from officials of the stock exchanges or from other informed independent market sources.

   "Incentive Stock Option" or "ISO" means an option to purchase Shares granted to a Key Associate under Article 6 herein, and designated as an Incentive Stock Option which is intended to meet the requirements of Section 422 of the Code.

   "Insider" shall mean an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act and the rules thereunder.

   "Key Associate" means an employee of the Company or any Subsidiary, including an officer of the Company or a Subsidiary, in a managerial or other important position who, by virtue of such employee's ability, qualifications and performance, has made, or is expected to make, important contributions to the Company or its Subsidiaries, all as determined by the Committee in its discretion.

   "Named Executive Officer" means, for a calendar year, a Participant who is one of the group of "covered employees" for such calendar year within the meaning of Code Section 162(m) or any successor statute.

   "Net Income" means "net income" of the Company determined in accordance with generally accepted accounting principles that would be reported in the Company's Annual Report to Stockholders or Annual Report on Form 10-K.

   "Nonqualified Stock Option" or "NQSO" means an option to purchase Shares granted to a Key Associate under Article 6 herein, and which is not intended to meet the requirements of Code Section 422.

   "Operating Earnings Per Share" means "earnings per common share" of the Company based only on operating earnings (either diluted or without regard to dilution, as selected by the Committee) determined in accordance with generally accepted accounting principles that would be reported in the Company's Annual Report to Stockholders or Annual Report on Form 10-K.

   "Option" means an Incentive Stock Option or a Nonqualified Stock Option.

   "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option.

   "Participant" means a Key Associate, a former Key Associate or any permitted transferee under the Plan of a Key Associate or former Key Associate who has outstanding an Award granted under the Plan.

   "Performance-Based Exception" means the performance-based exception set forth in Code Section 162(m)(4)(C) from the deductibility limitations of Code
Section 162(m).

   "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock or an Award of Restricted Stock Units is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Shares of Restricted Stock or the Restricted Stock Units are subject to a substantial risk of forfeiture, as provided in Article 8 herein.

   "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" within the meaning of Section 13(d).

   "Plan" means the incentive compensation plan set forth herein known as the "Bank of America Corporation 2003 Key Associate Stock Plan," as the same may be amended from time to time.

   "Prior Plan" means the Bank of America Corporation Key Employee Stock Plan, as amended and restated effective September 24, 1998.

   "Restoration Option" means an Option that is granted in connection with the exercise of an Incentive Stock Option or a Nonqualified Stock Option as more particularly described in Section 6.10 herein.

   "Restricted Stock" means an Award of Shares, subject to a Period of Restriction, that is granted to a Key Associate under Article 8 herein.

   "Restricted Stock Unit" means an Award, subject to a Period of Restriction, that is granted to a Key Associate under Article 8 herein and is settled either
(i) by the delivery of one (1) Share for each Restricted Stock Unit or (ii) in cash in an amount equal to the Fair Market Value of one (1) Share for each Restricted Stock Unit, all as specified in the applicable Award Agreement. The Award of a Restricted Stock Unit represents the mere promise of the Company to deliver a Share or the appropriate amount of cash, as applicable, at the end of the Period of Restriction (or such later date as provided by the Award Agreement) in accordance with and subject to the terms and conditions of the applicable Award Agreement, and is not intended to constitute a transfer of "property" within the meaning of Section 83 of the Code.

   "Return on Assets" means "return on average assets" of the Company determined in accordance with generally accepted accounting principles that would be reported in the Company's Annual Report to Stockholders or Annual Report on Form 10-K.

   "Return on Equity" means "return on average common stockholders' equity" of the Company determined in accordance with generally accepted accounting principles that would be reported in the Company's Annual Report to Stockholders or Annual Report on Form 10-K.

   "Shareholder Value Added" means the "shareholder value added" performance measure of the Company for a year determined in accordance with generally accepted accounting principles that would be reported in the Company's Annual Report to Stockholders or Annual Report on Form 10-K for the year. In that regard, Shareholder Value Added for a year equals the cash basis operating earnings for the year less a charge for the use of capital for the year. For purposes of any Award intended to satisfy the Performance-Based Exception incorporating Shareholder Value Added as a performance criteria, the Committee shall approve the charge for the use of capital for use in determining Shareholder Value Added for the year within the time required under Code
Section 162(m).

   "Shares" means the shares of common stock of the Company.

   "Stock Appreciation Right" or "SAR" means an Award designated as an SAR that is granted to a Key Associate under Article 7 herein.

   "Subsidiary" means any corporation, partnership, joint venture, affiliate, or other entity in which the Company owns more than fifty percent (50%) of the voting stock or voting ownership interest, as applicable, or any other business entity designated by the Committee as a Subsidiary for purposes of the Plan.

   "Total Revenue" means the sum of (i) net interest income on a taxable equivalent basis of the Company and (ii) noninterest income of the Company, such amounts determined in accordance with generally accepted accounting principles that would be reported in the Company's Annual Report to Stockholders or Annual Report on Form 10-K.

   "Total Stockholder Return" means the percentage change of an initial investment in Shares over a specified period assuming reinvestment of all dividends during the period.

Article 3. Administration

   3.1 Authority of the Committee. The Plan shall be administered by the Committee. Except as limited by law, or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Key Associates who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 14 herein), amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan.

   3.2 Delegation. To the extent permitted by applicable law, the Committee may delegate its authority as identified herein to any individual or committee of individuals (who need not be Directors), including without limitation the authority to make Awards to Key Associates who are not Insiders or Named Executive Officers. To the extent that the Committee delegates its authority to make Awards as provided by this Section 3.2, all references in the Plan to the Committee's authority to make Awards and determinations with respect thereto shall be deemed to include the Committee's delegate. Any such delegate shall serve at the pleasure of, and may be removed at any time by, the Committee.

   3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, employees, Participants, and their estates and beneficiaries.

Article 4. Shares Subject to the Plan

   4.1 Number of Shares Available for Grants. Subject to the provisions of this
Article 4, the aggregate number of Shares that may be issued to Participants pursuant to Awards granted under the Plan shall not exceed the sum of (A) one hundred million (100,000,000) Shares plus (B) the number of Shares available for awards under the Prior Plan as of December 31, 2002 plus (C) any Shares that were subject to an award under the Prior Plan which award is canceled, terminates, expires or lapses for any reason from and after the Effective Date.

   4.2 Lapsed Awards. If any Award is canceled, terminates, expires, or lapses for any reason, any Shares subject to such Award shall not count against the aggregate number of Shares that may be issued under the Plan set forth in
Section 4.1 above.

   4.3 Shares Used to Pay Option Price and Withholding Taxes. If, in accordance with the terms of the Plan, a Participant pays the Option Price for an Option or satisfies any tax withholding requirement in connection with the exercise of an Option by either tendering previously owned Shares or having the Company withhold Shares, then such Shares surrendered to pay the Option Price or used to satisfy such tax withholding requirements shall not count against the aggregate number of Shares that may be issued under the Plan set forth in
Section 4.1 above.

   4.4 Other Items Not Included. The following items shall not count against the aggregate number of Shares that may be issued under the Plan set forth in
Section 4.1 above: (i) the payment in cash of dividends or dividend equivalents under any outstanding Award; (ii) any Award that is settled in cash rather than by issuance of Shares; or (iii) Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become Key Associates as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company or any Subsidiary.

   4.5 Award Limits. Notwithstanding any provision herein to the contrary, the following provisions shall apply (subject to adjustment in accordance with Section 4.6 below):

   (i) in no event shall a Participant receive an Award or Awards during any one (1) calendar year covering in the aggregate more than two million (2,000,000) Shares (whether such Award or Awards may be settled in Shares, cash or any combination of Shares and cash);

  (ii) in no event shall there be granted during the term of the Plan Incentive Stock Options covering more than an aggregate of twenty million (20,000,000) Shares;

 (iii) in no event shall there be granted during the term of the Plan Shares of Restricted Stock or Restricted Stock Units covering more than an aggregate of five million (5,000,000) Shares; provided, however, that the limitation of this subparagraph (iii) shall not apply to any Award of Restricted Stock or Restricted Stock Units either (A) described in subparagraph (iv) below or (B) which is earned solely on the basis of the achievement of performance goals; and

  (iv) up to an aggregate of twenty-five million (25,000,000) Shares may be granted during the term of the Plan as Restricted Stock or Restricted Stock Units to Key Associates as a portion of their annual incentive compensation under the Company's Equity Incentive Plan (or any similar plan or program as determined by the Committee applicable to any Key Associate, including any such program applicable to an Insider or Named Executive Officer).

   4.6 Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code
Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be issued under the Plan and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number.

   4.7 Source of Shares. Shares issued under the Plan may be original issue shares, treasury stock or shares purchased in the open market or otherwise, all as determined by the Chief Financial Officer of the Company (or the Chief Financial Officer's designee) from time to time, unless otherwise determined by the Committee.

Article 5. Eligibility and Participation

   5.1 Eligibility. Persons eligible to participate in this Plan are all Key Associates of the Company, as determined by the Committee, including Key Associates who are Directors, but excluding Directors who are not Key Associates.

   5.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Key Associates those to whom Awards shall be granted and shall determine the nature and amount of each Award.

   5.3 Non-U.S. Associates. Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws in other countries in which the Company operates or has employees, the Committee, in its sole discretion, shall have the power and authority to (i) determine which Key Associates (if any) employed outside the United States are eligible to participate in the Plan, (ii) modify the terms and conditions of any Awards made to such Key Associates and (iii) establish subplans and modified Option exercise and other terms and procedures to the extent such actions may be necessary or advisable.

Article 6. Stock Options

   6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Key Associates in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

   6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Section 422 of the Code, or an NQSO whose grant is intended not to fall under Code Section 422, and whether the Option shall include any Restoration Options.

   6.3 Option Price. The Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

   6.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

   6.5 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve and which shall be set forth in the applicable Award Agreement, which need not be the same for each grant or for each Participant.

   6.6 Payment. Options shall be exercised by the delivery of a notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. To be effective, notice of exercise must be made in accordance with procedures established by the Company from time to time.

   The Option Price due upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price unless such Shares had been acquired by the Participant on the open market), or (c) by a combination of (a) and (b).

   As soon as practicable after notification of exercise and full payment, the Company shall deliver the Shares to the Participant in an appropriate amount based upon the number of Shares purchased under the Option(s).

   Notwithstanding the foregoing, the Committee also may allow (i) cashless exercises as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or (ii) exercises by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.

   6.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

   6.8 Termination of Employment. Each Participant's Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all Options issued pursuant to this
Article 6, and may reflect distinctions based on the reasons for termination of employment. In that regard, if an Award Agreement permits exercise of an Option following the death of the Participant, the Award Agreement shall provide that such Option shall be exercisable to the extent provided therein by any person that may be empowered to do so under the Participant's will, or if the Participant shall fail to make a testamentary disposition of the Option or shall have died intestate, by the Participant's executor or other legal representative.

   6.9 Nontransferability of Options.

      (a) Incentive Stock Options. No ISO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant except to the extent otherwise permitted by applicable law.

      (b) Nonqualified Stock Options. Except as otherwise provided in a Participant's Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

   6.10 Restoration Options. An Option may provide for the automatic grant of Restoration Options if the exercise price for the Option is paid by tendering previously-owned Shares pursuant to Section 6.6 above or if the Participant tenders Shares to cover any tax withholding obligation pursuant to Section 15.2 below. The Restoration Option shall have the following additional terms and provisions: (i) the number of Shares subject to the Restoration Option will equal the number of previously-owned Shares tendered in the exercise of the related Option or to cover the tax withholding obligation, as applicable; (ii) the grant date of the Restoration Option will be the exercise date of the related Option; (iii) the Option Price per Share under a Restoration Option will be the Fair Market Value of a Share on the grant date for the Restoration Option; (iv) the term of the Restoration Option will be the original term of the related Option; (v) the Restoration Option will be either an Incentive Stock Option (to the maximum extent permitted under Section 422 of the Code) or a Nonqualified Stock Option consistent with the related Option; (vi) the Restoration Option will be subject to a vesting requirement of not less than one (1) year (subject to certain exceptions such as death, Disability, retirement, workforce reduction, job elimination or divestiture as may be specified in the related Option Award Agreement); (vii) no more than three (3) Restoration Options may be granted with respect to an Option; and (viii) the Restoration Option will have such other terms and provisions as the Committee may determine and as may be set forth in the related Option Award Agreement.

   6.11 No Rights. A Participant granted an Option shall have no rights as a stockholder of the Company with respect to the Shares covered by such Option except to the extent that Shares are issued to the Participant upon the due exercise of the Option.

   6.12 No Repricing. Except for adjustments made pursuant to Section 4.6, the Option Price for any outstanding Option granted under the Plan may not be decreased after the date of grant nor may any outstanding Option granted under the Plan be surrendered to the Company as consideration for the grant of a new Option with a lower exercise price without approval of the Company's stockholders.

Article 7. Stock Appreciation Rights

   7.1 Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Key Associates at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs; provided, however, that Awards of SARs shall be limited to Key Associates based outside the United States in circumstances where other forms of Award would not be appropriate under local laws or otherwise as determined by the Committee. The grant price of an SAR shall equal the Fair Market Value of a Share on the date of grant of the SAR.

   7.2 Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

   7.3 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

   7.4 Term of SARs. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

   7.5 Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

      (a) The difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

      (b) The number of Shares with respect to which the SAR is exercised.

   At the discretion of the Committee or as otherwise provided in the applicable Award Agreement, the payment upon SAR exercise shall be in cash, in Shares of equivalent value, or in some combination thereof.

   7.6 Other Restrictions. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on exercise of an SAR (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Section 16 (or any successor rule) of the Exchange Act or for any other purpose deemed appropriate by the Committee.

   7.7 Termination of Employment. Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant's employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment. In that regard, if an Award Agreement permits exercise of an SAR following the death of the Participant, the Award Agreement shall provide that such SAR shall be exercisable to the extent provided therein by any person that may be empowered to do so under the Participant's will, or if the Participant shall fail to make a testamentary disposition of the SAR or shall have died intestate, by the Participant's executor or other legal representative.

   7.8 Nontransferability of SARs. Except as otherwise provided in a Participant's Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

   7.9 No Rights. A Participant granted an SAR shall have no rights as a stockholder of the Company with respect to the Shares covered by such SAR except to the extent that Shares are issued to the Participant upon the due exercise of the SAR.

Article 8. Restricted Stock and Restricted Stock Units

   8.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock or Restricted Stock Units to eligible Key Associates in such amounts as the Committee shall determine.

   8.2 Restricted Stock Agreement. Each grant of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Period or Periods of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

   8.3 Transferability. Except as provided in this Article 8, the Shares of Restricted Stock or Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement. All rights with respect to the Restricted Stock or Restricted Stock Units granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

   8.4 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable Federal or state securities laws.

   The Company shall retain the Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

   Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction.

   8.5 Settlement of Restricted Stock Units. Any Restricted Stock Units that become payable in accordance with the terms and conditions of the applicable Award Agreement shall be settled in cash, Shares, or a combination of cash and Shares as determined by the Committee in its discretion or as otherwise provided for under the Award Agreement.

   8.6 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares. There shall be no voting rights with respect to Restricted Stock Units.

   8.7 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may receive regular cash dividends paid with respect to the underlying Shares while the Restricted Stock is held by the Company. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. The Committee, in its discretion, may also grant dividend equivalents rights with respect to earned but unpaid Restricted Stock Units as evidenced by the applicable Award Agreement.

   8.8 Termination of Employment. Each Restricted Stock or Restricted Stock Unit Award Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Restricted Shares or Restricted Stock Units following termination of the Participant's employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment. In amplification but not limitation of the foregoing, in the case of an award of Restricted Stock or Restricted Stock Units to a Named Executive Officer which is intended to qualify for the Performance-Based Exception, the Award Agreement may provide that such Restricted Stock or Restricted Stock Units may become payable in the event of a termination of employment by reason of death, Disability or Change in Control, regardless of whether the related performance goal has been previously attained.

   8.9 Limitation on Vesting for Certain Awards. Notwithstanding any provision of the Plan to the contrary, an Award of Restricted Stock or Restricted Stock Units that vests solely on the basis of the passage of time (e.g., not on the basis of any performance standards) shall not vest more quickly than ratably over the three (3) year period beginning on the first anniversary of the Award, except that the Award may vest sooner under any of the following circumstances as more specifically set forth in the applicable Award Agreement: (i) the Participant's death, (ii) the Participant's Disability, (iii) the Participant's "retirement" as defined in the Award Agreement consistent with the Company's retirement policies and programs, (iv) the Participant's termination of employment with the Company and its Subsidiaries due to workforce reduction, job elimination or divestiture as determined by the Committee, (v) a Change in Control consistent with the provisions of Article 13 hereof or (vi) in connection with establishing the terms and conditions of employment of a Key Associate necessary for the recruitment of the Key
Associate or as the result of a business combination or acquisition by the Company or any of its Subsidiaries. The provisions of this Section 8.9 shall not apply to any Award of Restricted Stock or Restricted Stock Units that is made to a Key Associate as a portion of the Key Associate's annual incentive compensation under the Company's Equity Incentive Plan (or any similar plan or program as determined by the Committee applicable to any Key Associate, including any such program applicable to an Insider or Named Executive Officer).

Article 9. Performance Measures

   The performance measure(s) to be used for purposes of Awards to Named Executive Officers which are designed to qualify for the Performance-Based Exception shall be chosen from among the following alternatives:

  .  Earnings Per Share;

  .  Net Income;

  .  Operating Earnings Per Share

  .  Return On Assets;

  .  Return On Equity;

  .  Shareholder Value Added;

  .  Total Revenue; or

  .  Total Stockholder Return.

   The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals; provided, however, that Awards which are designed to qualify for the Performance-Based Exception, and which are held by Named Executive Officers, may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward).

   In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

Article 10. Beneficiary Designation

   Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

Article 11. Deferrals

   The Committee may permit a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR or the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Article 12. Rights of Key Associates

   12.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

   For purposes of this Plan, a transfer of a Participant's employment between the Company and a Subsidiary, or between Subsidiaries, shall not be deemed to be a termination of employment. Upon such a transfer, the Committee may make such adjustments to outstanding Awards as it deems appropriate to reflect the changed reporting relationships.

   12.2 Participation. No Key Associate shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 13. Change in Control

   13.1 Treatment of Outstanding Awards. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

      (a) Any and all outstanding Options and SARs held by persons employed with the Company or any Subsidiary on the date of the Change in Control shall become immediately exercisable, and shall remain exercisable throughout their entire term;

      (b) Any restriction periods and restrictions imposed on outstanding Shares of Restricted Stock or Restricted Stock Units held by persons employed with the Company or any Subsidiary on the date of the Change in Control shall lapse;

      (c) If applicable, the target payout opportunities attainable under all outstanding Awards of Restricted Stock or Restricted Stock Units held by persons employed with the Company or any Subsidiary on the date of the Change in Control shall be deemed to have been fully earned for the entire performance period(s) as of the effective date of the Change in Control, and the vesting of all such Awards shall be accelerated as of the effective date of the Change in Control; and

      (d) Subject to Article 14 herein, the Committee shall have the authority to make any modifications to the Awards as determined by the Committee to be appropriate before the effective date of the Change in Control.

   13.2 Limitation on Change-in-Control Benefits. It is the intention of the Company and the Participants to reduce the amounts payable or distributable to a Participant hereunder if the aggregate Net After Tax Receipts (as defined below) to the Participant would thereby be increased, as a result of the application of the excise tax provisions of Section 4999 of the Code. Accordingly, anything in this Plan to the contrary notwithstanding, in the event that the certified public accountants regularly employed by the Company immediately prior to any "change" described below (the "Accounting Firm") shall determine that receipt of all Payments (as defined below) would subject the Participant to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a "Reduced Amount" (as defined below). If the Accounting Firm determines that there is a Reduced Amount, the aggregate Payments shall be reduced to such Reduced Amount in accordance with the provisions of Section 13.2(b) below.

      (a) For purposes of this Section 13.2(a):

          (i) A "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of a Participant who is a "disqualified individual" within the meaning of Section 280G(c) of the Code and which is contingent on a "change" described in Section 280G(b)(2)(A)(i) of the Code with respect to the Company, whether paid or payable pursuant to this Plan or otherwise;

          (ii) "Plan Payment" shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section 13.2);

          (iii) "Net After Tax Receipt" shall mean the Present Value of a Payment, net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code, determined by applying the highest marginal rate under Section 1 of the Code which applied to the Participant's Federal taxable income for the immediately preceding taxable year;

          (iv) "Present Value" shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and

          (v) "Reduced Amount" shall mean the smallest aggregate amount of Payments which (A) is less than the sum of all Payments and (B) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if all Payments were paid to or for the benefit of the Participant.

      (b) If the Accounting Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Committee shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof, and the Participant may then elect, in the Participant's sole discretion, which and how much of the Payments, including without limitation Plan Payments, shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Payments is equal to the Reduced Amount), and shall advise the Committee in writing of such election within ten (10) days of the Participant's receipt of notice. If no such election is made by the Participant within such ten (10) day period, the Committee may elect which of the Payments, including without limitation Plan Payments, shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Payments is equal to the Reduced Amount) and shall notify the Participant promptly of such election. All determinations made by the Accounting Firm under this Section 13.2 shall be binding upon the Company and the Participant and shall be made within sixty (60) days immediately following the event constituting the "change" referred to above. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Participant such Payments as are then due to the Participant under this Plan.

      (c) At the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Participant shall be treated for all purposes as a loan ab initio to the Participant which the Participant shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Participant to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.

      In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

   13.3 Termination, Amendment, and Modifications of Change-in-Control Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 13 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant's outstanding Awards; provided, however, the Board of Directors, upon recommendation of the Committee, may terminate, amend, or modify this Article 13 at any time and from time to time prior to the date of a Change in Control.

Article 14. Amendment, Modification, and Termination

   14.1 Amendment, Modification, and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that an amendment to the Plan may be conditioned on the approval of the stockholders of the Company if and to the extent the Board determines that stockholder approval is necessary or appropriate.

   14.2 Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

   14.3 Acceleration of Award Vesting; Waiver of Restrictions. Notwithstanding any provision of this Plan or any Award Agreement provision to the contrary, the Committee, in its sole and exclusive discretion, shall have the power at any time to (i) accelerate the vesting of any Award granted under the Plan, including, without limitation, acceleration to such a date that would result in said Awards becoming immediately vested, or (ii) waive any restrictions of any Award granted under the Plan.

   14.4 No Repricing. Nothing in the provisions of this Article 14 shall be construed to permit the repricing of any outstanding Option as otherwise prohibited by the provisions of Section 6.12.

Article 15. Withholding

   15.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.

   15.2 Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, upon the settlement of Restricted Stock Units or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by either (i) having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction or
(ii) tendering previously acquired Shares having an aggregate Fair Market Value equal to the minimum statutory total tax which could be imposed on the transaction (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender unless such Shares had been acquired by the Participant on the open market). All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 16. Indemnification

   Provisions for the indemnification of officers and directors of the Company in connection with the administration of the Plan shall be as set forth in the Company's Certificate of Incorporation and Bylaws as in effect from time to time.

Article 17. Successors

   All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 18. Legal Construction

   18.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

   18.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

   18.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

   18.4 Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

   18.5 No Conflict. Unless otherwise provided for by an Award Agreement, in the event of any conflict between the terms of the Plan and the terms of an Award Agreement, the terms of the Plan shall control.

   18.6 Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

[LOGO] Bank of America /R/ Logo /SM/

[LOGO]BANK OF AMERICA
                          BANK OF AMERICA CORPORATION

          This Proxy is Solicited on behalf of the Board of Directors Annual Meeting of Stockholders to be held on April 24, 2002

        You, the undersigned stockholder, appoint each of Mary Cahillane, Kieth Cockrell and Dana Drago, your attorney and proxy, with full power of substitution, on your behalf and with all powers you would possess if personally present, to vote all shares of Common Stock or 7% Cumulative Redeemable Preferred Stock, Series B, of Bank of America Corporation that you would be entitled to vote at the Annual Meeting of Stockholders to be held in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina on Wednesday, April 24, 2002, at 10:00 a.m. (local time). The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.
        Voting by Internet or telephone. If you wish to vote by Internet or telephone, please follow the instructions on the lower reverse side of this proxy card.
        Voting by mail. If you wish to vote by mail, please sign your name exactly as it appears on this proxy card and mark, date and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please provide your full title.
        Bank of America associates. If you have shares of Common Stock or ESOP Convertible Preferred Stock, Series C, in your Bank of America 401(k) Plan account, you must provide voting instructions to the plan trustees with this proxy card or by internet or telephone in order for these shares to be voted. Your voting instructions will be held in strict confidence.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

   PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY OR VOTE BY INTERNET OR
                                   TELEPHONE.
--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\

                           Attention Internet Users!
    You can now access your stockholder information on the following secured
                                 Internet site:

               [GRAPHIC] http://www.bankofamerica.com/shareholder

Once you establish a personal identification number (PIN), you can view your account details and perform multiple transactions such as:

View account status                        Print duplicate tax forms              Change your dividend election
View recent account activity               Change your address                    Sell book-entry shares
View tax information                       Request dividend check replacement     View stock price information

--------------------------------------------------------------------------------------------------------------------------
Step 1: ESTABLISH A PIN                    Step 2: LOG IN                         Step 3: SELECT INFORMATION
       (1st time users only)                      (Returning users)
Enter your social security number          Enter your social security number      Your Account Status screen allows
Click on the Establish PIN button          Enter your PIN                         you to view basic information. To view
Select a personal identification number    Follow the instructions                details, click on any of the buttons
Follow the instructions                                                           at the top of the page.
--------------------------------------------------------------------------------------------------------------------------

If you are not an Internet user and wish to contact Bank of America Shareholder Relations, you may use one of the following methods:

[GRAPHIC]   Call:              [GRAPHIC] Write:
                                         Bank of America Shareholder Relations
            1.800.642.9855               P. O. Box 3315
                                         South Hackensack, NJ 07606-1915

                                                              Please mark
                                                              your votes as
                                                              indicated in
                                                              this example   [X]

--------------------------------------------------------------------------------
        The Board of Directors recommends a vote "FOR" Items 1, 2 and 3.
--------------------------------------------------------------------------------
                                                        FOR    WITHHOLD FOR ALL
Item 1 - ELECTION OF DIRECTORS                          [ ]          [ ]

Nominees:
01 John R. Belk               10 Walter E. Massey
02 Charles W. Coker           11 C. Steven McMillan
03 Frank Dowd, IV             12 Patricia E. Mitchell
04 Kathleen F. Feldstein      13 O. Temple Sloan, Jr.
05 Paul Fulton                14 Meredith R. Spangler
06 Donald E. Guinn            15 Ronald Townsend
07 James H. Hance, Jr.        16 Peter V. Ueberroth
08 C. Ray Holman              17 Jackie M. Ward
09 Kenneth D. Lewis           18 Virgil R. Williams
WITHHELD FOR: (Write nominee name(s) in the space provided below).

------------------------------------------------------------------

                                       FOR      AGAINST      ABSTAIN
Item 2 - RATIFICATION OF               [ ]        [ ]          [ ]
         INDEPENDENT PUBLIC
         ACCOUNTANTS
                                       FOR      AGAINST      ABSTAIN
Item 3 - APPROVAL OF 2003              [ ]        [ ]          [ ]
         KEY ASSOCIATE
         STOCK PLAN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      The Board of Directors recommends a vote "AGAINST" Items 4, 5 and 6.
--------------------------------------------------------------------------------
                                       FOR      AGAINST      ABSTAIN
Item 4 - STOCKHOLDER                   [ ]        [ ]          [ ]
         PROPOSAL - ANNUAL
         MEETING LOCATION
                                       FOR      AGAINST      ABSTAIN
Item 5 - STOCKHOLDER PRO-              [ ]        [ ]          [ ]
         POSAL - NOMINATION
         OF DIRECTORS
                                       FOR      AGAINST      ABSTAIN
Item 6 - STOCKHOLDER                   [ ]        [ ]          [ ]
         PROPOSAL - FUTURE
         SEVERANCE
         AGREEMENTS
--------------------------------------------------------------------------------
                                                                      YES  NO
                                 I will attend the Annual Meeting.    [ ]  [ ]
                                                                         CONSENT
                                                                           [ ]
                        I consent to future Internet access of Bank of America Corporation's annual reports, proxy statements and notices of stockholder meetings. I understand that Bank of America Corporation may no longer distribute printed materials to me for any future stockholder meeting until such consent is revoked. I understand further that I may revoke my consent at any time.

Signature(s)                                            Date:
            ------------------------------------------        ------------------
NOTE: Please sign your name as it appears above. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please provide your full title.
--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\

--------------------------------------------------------------------------------
                   PLEASE READ THE VOTING INSTRUCTIONS BELOW.
--------------------------------------------------------------------------------
Bank of America Corporation encourages you to vote your shares. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot.

VOTE BY INTERNET - http://www.eproxy.com/bac/
Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the Web site. You will be prompted to enter your 11-digit Control Number, which is located below, to obtain your records and create an electronic ballot.

VOTE BY TELEPHONE - 1.800.435.6710
Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your 11-digit Control Number, which is located below, and then follow the simple instructions provided.

VOTE BY MAIL
Mark, sign and date your proxy card and return it promptly in the enclosed, postage paid envelope.

   Proxies submitted by Internet or telephone must be received by 11:59 p.m., Eastern time, on Tuesday, April 23, 2002. If you vote by Internet or telephone, please do not return your proxy card.
                             THANK YOU FOR VOTING.

           Please vote your proxy in one of the cost effective ways shown below.
                   Available 24 hours a day - 7 days a week.
                      Immediately confirmed and posted.
             Proxies submitted by Internet or telephone must be received by
                11:59 p.m., Eastern time, on Tuesday, April 23, 2002.

                                  [Graphic Appears Here] Vote by Internet
  ________________________________________________
                                           Just follow these four easy steps:

  1. Read the Proxy Statement and
     proxy card.

  2. Go to the Internet site:
     http://www.eproxy.com/bac/

  3. Enter the eleven digit Control Number located on your proxy card.

  4. Follow the simple instructions.
                                      [Graphic Appears Here] Vote by Telephone
  ________________________________________________
                                            Just follow these four easy steps:

  1. Read the Proxy Statement and
     proxy card.

  2. Call 1.800.435.6710

  3. Enter the eleven digit Control Number located on your proxy card.

  4. Follow the simple instructions.


     If you vote by Internet or telephone, please DO NOT return your proxy card.
              Thank you for your proxy vote. Your vote is important to us.